Exhibit 3.10

Title of Document

AMENDED AND RESTATED

OPERATING AGREEMENT

Name of Limited Liability Company

155 EAST TROPICANA, LLC

Purpose

RENOVATION AND OPERATION OF THAT CERTAIN HOTEL CASINO BUSINESS
AND ALL RELATED PROPERTY, IMPROVEMENTS AND BUSINESSES LOCATED AT
115 AND 155  EAST TROPICANA AVENUE, LAS VEGAS, NEVADA TO BE A
HOOTERS CASINO HOTEL

Members

EW Common LLC

Florida Hooters LLC

Date

March 9, 2005

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1.	General Definitions
Act
Affiliate
Assets
Board Member
Business Day
Business Hours
Capital Contribution
Code
Company
Debt
Entity
E&W
EW Preferred Note Loan
EW Common
EW Preferred Account
EW Preferred Return
Existing Indebtedness
Family Limited Partnership
First Closing Date
Fiscal Year
Florida Hooters
Florida Hooters Amount
Florida Hooters Deposit
Gaming Assets
Governmental or Regulatory Authority
HI LP
Hooters Brand
Hooters Gaming Royalty Fee
Hooters License Agreement
Hooters Management
Hooters Renovation
Hooters Restaurant Consent
Hotel/Casino
I and P
Indenture
Initial Capital Contribution
Interim Casino Lease
Interim Hotel Lease
JVA
Lags
Lags’ Concept Restaurants Assignment
Las Vegas Wings

i

Licensed Member
Lifetime Trust
Loan Documents
Managed Account
Management Board
Member
Membership Interest
Net Cash Flow from Capital Events
Net Cash Flow from Special Capital Events
Net Cash Flow from Operations
Net Cash Flow from Sale
Nevada Gaming Authorities
New Financing
Notes
Note Trustee
Operating Agreement
Person
Personal Property
Priority Return
Project Cost
Real Property
Redeveloped Casino/Hotel
Regulations
Renovation Financing
Restaurant Royalty Fee
Secondary Capital Contribution
Second Closing Date
Special Capital Event
Special Capital Event Decisions
Substitute Member
Third Closing Date
Unlicensed Member
Unreturned Extraordinary Capital Contribution
Voting Units
Units

ARTICLE 2 FORMATION OF COMPANY
2.0.	Effectiveness of Agreement and Commencement of Business
2.1.	Formation
2.2.	Name
2.3.	Principal Place of Business
2.4.	Registered Office and Agent
2.5.	Term

ARTICLE 3 BUSINESS OF COMPANY
3.0	Regulated Business
3.1.	Permitted Businesses
3.2.	Limits on Foreign Activity

3.3.	Intended Business of the Company
3.4.	Suitability of Members
3.5	Liquor and Business Licenses
3.5	Best Efforts for Licensing

ARTICLE 3 ASINGLE PURPOSE ENTITY PROVISIONS
3A.1	SPE Covenants
3A.2.	No amendment

ARTICLE 4 CONTRIBUTIONS TO COMPANY
4.1.	Issuance of Units and Members’ Initial Capital Contributions
4.2	Second Capital Contribution
4.3.	Additional Capital Contributions
4.4.	Withdrawal or Reduction of Members’ Contributions to Capital
4.5.	Miscellaneous
	a.	No Interest on Capital Contribution
	b.	No Withdrawal of Capital Contribution
4.6.	No Third Party Beneficiaries
4.7.	Governed by Article 8

ARTICLE 5 INITIAL CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS
5.1.	Initial Interests
	a.	Florida Hooters Deposit
	b.	Re-financing of Existing Indebtedness
	c.	Cost of Gaming Approvals
5.2.	Securities Law Qualification
5.3	Contracts and Capital leases

ARTICLE 6A ROYALTIES
6A.0	Timing of Royalties
6A.1	Gaming / Hotel Royalty
6A.2	Other Brands

ARTICLE 6 ALLOCATIONS OF PROFITS AND LOSSES
6.1.	Allocation of Profits
6.2.	Allocation of Losses
6.3.	Loss Limitation and Reallocation

ARTICLE 7 DISTRIBUTIONS
7.0A	Distributions subject to Renovation Financing
7.0	Net Cash Flow until Second Closing Date
7.1.	Net Cash Flow from Operations
	a.	Net Cash Flow from Operations Prior to the Third Closing Date
	b.	Net Cash Flow from Operations After the Third Closing Date
7.2.	Net Cash Flow from Capital Events
7.3.	Net Cash Flow from Special Capital Events

7.4.	Net Cash Flow from Sale
7.5.	EW Common’s Preferred Return
7.6.	Tax Distribution
7.7.	Suspended Distributions
7.8.	Unreturned Extraordinary Capital Contribution and Priority Return

ARTICLE 8 BOOKS, RECORDS, AND ACCOUNTING
8.1.	Books and Records
8.2.	Tax Returns
8.3.	Bank Accounts

ARTICLE 9 MANAGEMENT
9.0	Management Board
9.1	Majority Board Decisions
9.2	Unanimous Board Decisions
9.3	Administration of Management Board
9.4	Officers
9.5.	Mediation and Arbitration
9.6.	No Liability for Certain Acts
9.7.	No Exclusive Duty to Company
9.8.	Indemnity of Board Members

ARTICLE 10 RIGHTS AND OBLIGATIONS OF MEMBERS
10.1.	Limitation of Liability
10.2.	Member Indemnity
10.3.	List of Members
10.4.	Voting
10.5.	Additional Members
10.6.	Meetings
10.7.	Place of Meetings
10.8.	Notice of Meetings
10.9.	Meeting of All Members
10.10.	Record Date
10.11.	Quorum
10.12.	Voting Rights of Members
10.13.	Manner of Acting
10.14.	Proxies
10.15.	Action by Members without a Meeting
10.16.	Telephonic Communication
10.17.	Waiver of Notice

ARTICLE 10A REPRESENTATIONS AND WARRANTIES
10A.1.	EW Common Representations and Warranties
10A.2.	Florida Hooters Representations and Warranties

ARTICLE 11 RESTRICTIONS ON TRANSFERABILITY
11.0.	Membership Interest cannot be transferred

11.1.	Transfers for estate planning purposes
11.2.	Admission of Substitute Member
11.3.	Right of First Refusal.
	a.	Limitation on Transfers
	b.	Offer Notice
	c.	Offer Period
	d.	Acceptance of Firm Offer
	e.	Closing of Purchase Pursuant to Firm Offer
	f.	Sale Pursuant to Purchase Offer If Firm Offer Rejected

ARTICLE 12 DISSOLUTION, TERMINATION AND UNWIND
12.1.	Dissolution
12.2.	Distribution of Assets Upon Dissolution
12.3.	Winding Up.
12.4.	Notice of Dissolution
12.5	Unwind of Transaction
	a.	Default by Florida Hooters Prior to the Second Closing Date
	b.	Default by Florida Hooters after the Second Closing Date but Prior to the Third Closing Date
	c.	Default by E&W or EW Common after the Second Closing Date but Prior to the Third Closing Date

ARTICLE 13 RECIPROCAL BUY-SELL PROVISIONS
13.1.	Election Notice
13.2.	Invocation of Buy-Sell Procedure
13.3.	Effect of Election Notice
13.4.	Notice Member’s Election to Purchase or Sell
13.5.	Terms of Purchase; Closing
13.6.	Net Equity

ARTICLE 14 MISCELLANEOUS PROVISIONS
14.1.	Notices
14.2.	Application of Nevada Law
14.3.	Waiver of Action for Partition
14.4.	Amendments
14.5.	Construction
14.6.	Headings
14.7.	Waivers
14.8.	Rights and Remedies Cumulative
14.9	Severability
14.10.	Heirs, Successors and Assigns
14.11.	Creditors
14.12.	Counterparts
14.13.	Further Assurances
14.14.	Entire Agreement
14.15.	Time of Essence
14.16.	Legal Representation

v

AMENDED AND RESTATED

OPERATING AGREEMENT OF

155 EAST TROPICANA, LLC

A NEVADA LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED OPERATING AGREEMENT (“Operating Agreement”) is made as of March 9, 2005, by and among the members of 155 EAST TROPICANA, LLC, a Nevada limited liability company (the “Company”), all of whom have signed this operating agreement.

RECITALS

A.            On June 29, 2004, an Operating Agreement of the Company (“Original Operating Agreement”) was executed by the initial members of the Company, Florida Hooters and E&W (when taken together, the “Initial Members”).

B.            On July 30, 2004, a First Amendment to Operating Agreement of the Company was executed by all of the Initial Members (“First Amendment”), replacing E&W as a member of the Company with EW Common, LLC, a Nevada limited liability company (“EW Common”).

C.            Florida Hooters, E&W and I&P entered into that certain Joint Venture Agreement dated June 29, 2004 (“Original JVA”), regarding certain key deal points of their agreement to enter into the transaction contemplated by this Operating Agreement, and which has been amended and restated as of March 9, 2005 by Florida Hooters and EW Common as successor to E&W and I & P (as amended and restated, the “JVA”).

D.            On July 28, 2004, I&P merged into E&W as evidenced by those certain Articles of Merger filed with the Nevada Secretary of State.

E.             In consideration of the Renovation Financing, the lenders thereof have requested certain changes to the Original Operating Agreement and the Original JVA.

F.             The Members desire that this Operating Agreement shall supercede and replace the Original Operating Agreement and any amendment thereto, including, without limitation, the First Amendment.

NOW THEREFORE, pursuant to the Act (as hereinafter defined), this Operating Agreement, including, without limitation, Appendix 1 (Tax Accounting Procedures), and Appendix 2 (Articles of Organization), Appendix 3 (Hooters License Agreement), Appendix 4 (Form of Interim Casino Lease), Appendix 5 (Form of Interim Hotel Lease), Appendix 6 (Lags’ Concept Restaurants Agreement), Appendix 7 (Schedule of Contracts and Leases delivered at First Closing), and Appendix 8 (initial Management Board), each as attached hereto and by reference incorporated herein shall constitute the amended and restated operating agreement, as amended from time to time, for the Company.

ARTICLE 1

DEFINITIONS

1.1.          General Definitions.  The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein). Other capitalized terms used herein have the meanings set forth in Section 1.1 (Tax Definitions) of Appendix 1 (Tax Accounting Procedures).

“155 East Tropicana Finance Corp.” means 155 East Tropicana Finance Corp., a Nevada corporation.

“Act” means the Nevada Limited Liability Company Act, Nev. Rev. Stat. §§ 86.011 to 86.590, as amended from time to time.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person; provided, however, that a Member, as such, shall not be deemed to be an Affiliate of the other Members.  For the purpose of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assets” shall mean the Personal Property together with the Real Property.

“Board Member” or “Board Members” shall mean, when used in the singular, any one person on the Management Board, and when used in the plural, all of the persons comprising the Management Board.

“Business Day” shall mean a day other than a Saturday, a Sunday, or a state or federally recognized holiday on which banks in Nevada are permitted to close.

“Business Hours” shall mean 8:00 A.M. to 5:00 P.M. Standard Time or Daylight Time, as the case may be, at a location specified in this Operating Agreement.  If no location is specified, a reference to Business Hours shall refer to Business Hours as determined by Pacific Standard Time or Pacific Daylight Time, as the case may be.

“Capital Contribution” or “Capital Contributions” means the Initial Capital Contribution of a Member together with the amount of money and the fair market value (as determined by a Majority of the Managing Board as of the date of contribution) of other property contributed, or services rendered or to be rendered, to the Company by a Member with respect to such Membership Interest in the Company.

“Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superceding federal revenue laws.

“Company” shall refer to 155 East Tropicana, LLC, a Nevada limited liability company.

“Debt” shall have the meaning given to it in Section 3A.1(g).

“Entity” shall mean any general partnership, government entity, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or similar organization.

“E&W” shall mean Eastern & Western Hotel Corporation, a Nevada corporation.

“EW Preferred Note Loan” shall have the meaning given to it in Section 12.5(c).

“EW Common” shall mean EW Common LLC, a Nevada limited liability company, a member of the Company.

“EW Preferred Account”means the difference between $70,000,000 and the Existing Indebtedness whereby such $25,000,000 of value in the Property is contributed by EW Common to the Company as set forth in Section 5.1 of this Operating Agreement.

“EW Preferred Return”  shall have the meaning given to it in Section 7.5 of this Operating Agreement.

“Existing Indebtedness” Prior to the date of the Original Operating Agreement, E&W had approximately $45,000,000 in long-term debt (the “Existing Indebtedness”) in the form of three separate notes held by its secured lenders including a senior secured note of $14,320,900 held by Principal Transactions II, Inc., a Delaware corporation (“PTII”), a junior note of $14,646,000 (also held by PTII) and a junior note in the amount of $15,556,896 held by Mizuho Project Ltd.  Parts of the Existing Indebtedness have been converted to yen denominated loans.  The Existing Indebtedness was secured by the Assets and the Gaming Assets.

“Family Limited Partnership” shall have the meaning given to it in Section 11.1 of this Operating Agreement.

“First Closing Date” was July 30, 2004.

“Fiscal Year” shall mean the taxable year of the Company for federal income tax purposes as determined by Code Section 706 and the Regulations thereunder.

“Florida Hooters” means Florida Hooters LLC, a Nevada limited liability company.

“Florida Hooters Amount” means the Five Million Dollars ($5,000,000) contributed by Florida Hooters (which such amount includes the Florida Hooters Deposit) as a cash investment in the Company, which shall be evidenced by Hooter’s Membership Interests in the Company and other contributions to the Company set forth in Section 5.1 of this Operating Agreement.

“Florida Hooters Deposit” shall have the meaning given to it in Section 5.1(a) of this Operating Agreement.

“Gaming Assets” means all of EW Common’s or E&W’s, as the case may be, gaming assets consisting of all rights, properties and businesses which directly or indirectly comprise, are used in, or related to E&W’s casino business, including, without limitation, the furniture, fixtures, gaming devices and all warranties applicable thereto, equipment, inventory, appliances, tools, trade names, goodwill, telephone numbers, credit files, computer records, financial statements, gaming tax returns, customer lists, all related accounting files, and all computer hardware and software, used directly or indirectly in the operation of the casino portion of the Hotel/Casino.

“Governmental or Regulatory Authority” means any Nevada Gaming Authority, court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“HI LP” means HI Limited Partnership, a Florida limited partnership.

“Hooters Brand” shall mean the “Hooters” name and mark to be used in connection with the Hooters Renovation and the Redeveloped Hotel/Casino.  HI LP controls the license and use of the Hooters Brand.

“Hooters Gaming Corporation” means Hooters Gaming Corporation, a Nevada corporation.

“Hooters Gaming Royalty Fee” means Hooters portion of the total royalty fee of net gaming revenue to be paid by Company to Hooters Gaming Corporation pursuant to this transaction.  Pursuant to Section 6A.1(b) of this Operating Agreement and the applicable license agreement, Florida Hooters and Hooters Gaming Corporation have agreed to subordinate and defer, but not waive, the Hooters Gaming Royalty Fee to the payment of the EW Preferred Return and to debt service payments for the New Financing and the Renovation Financing.

“Hooters License Agreement” means that certain “License Agreement” dated March 21, 2001, and as amended by that certain “Amendment to License Agreement” dated April 21, 2004, and as may be otherwise amended from time to time, between HI LP and Hooters Gaming Corporation, pursuant to which Hooters Gaming Corporation has the exclusive right to use the Hooters Brand in connection with the Redeveloped Hotel/Casino in the State of Nevada, as well as a “Hooters” restaurant subject to permission of Lags, as more specifically described therein, a copy of which such agreement, and the necessary assignments and consents related to the contribution of the Hooters License Agreement and the rights to “Hooters” branded restaurants, to Company are, in addition to the Hooters License Agreement itself, is attached hereto as Appendix 3.

“Hooters Management” means Hooters Management Corporation, a Florida corporation.

“Hooters Renovation” means the redesign and renovation of the Hotel/Casino as Hooters Casino Hotel, a resort and entertainment center having and using the Hooters Brand and concept.  As part of the Hooters Renovation, the Hotel/Casino shall be re-themed and re-named, shall include a Hooters Restaurant and may include such concepts as a Dan Marino Town Tavern, Martini Bar and Howl at the Moon entertainment lounge.

“Hooters Restaurant Consent” shall be the consent by Las Vegas Wings pursuant to the Hooters License Agreement regarding the operation of a Hooters restaurant in the Redeveloped Hotel/Casino.

“Hotel/Casino” means the San Remo Hotel & Casino located on the Real Property.

“I & P” shall mean I and P Corporation, Colorado, a Nevada corporation.

“Indenture” means the indenture or other agreement governing the Notes.

“Initial Capital Contribution” means the Capital Contributions agreed to be made by the initial Members as described in Section 5.1.

“Interim Casino Lease” means that “Casino Lease” entered into by E&W and the Company on the First Closing Date, as amended and restated by that certain “Amended and Restated Casino Lease” dated March 9, 2005, pursuant to which E&W shall lease all of the bars and other commercial retail space that sells liquor or otherwise holds a license to sell liquor in the Hotel/Casino and the casino portion of the Hotel/Casino and to operate the same until the expiration or termination thereof.  The Interim Casino Lease shall be substantially in the form attached hereto as Appendix 4.

“Interim Hotel Lease” means that “Hotel Lease” entered into by E&W and the Company on the First Closing Date, as amended and restated by that certain “Amended and Restated Hotel Lease” dated March 9, 2005, pursuant to which E&W will manage the operations of the hotel portion of the Hotel/Casino and all food facilities located in the Hotel/Casino which shall be all of the Hotel/Casino not subject to the Interim Casino Lease, until the expiration or termination thereof.  The Interim Hotel Lease shall be substantially in the form attached hereto as Appendix 5.

“JVA” shall have the meaning given in Recital C of this Operating Agreement.

“Lags” means Lags Ventures, LLC, a Nevada limited liability company.

“Lags Ventures, Inc.” means Lags Ventures, Inc., a Florida corporation.

“Lags’ Concept Restaurants Assignment” means that certain agreement between Lags or an entity controlled by Dave Lageschulte, and Florida Hooters pursuant to which Florida Hooters has the right to open a “Dan Marino Town Tavern” and/or a “Martini Bar” branded restaurant in the Redeveloped Casino/Hotel a copy of which, in addition to a copy of any other consent or assignment needed for Florida Hooters to contribute the Lags’ Concept Restaurant Agreement to Company, is attached hereto as Appendix 6.

“Las Vegas Wings” means Las Vegas Wings, Inc., a Nevada corporation.

“Licensed Members” shall have the meaning given to it in Section 12.5(b) of this Operating Agreement.

“Lifetime Trust” shall have the meaning given to it in Section 11.1 of this Operating Agreement.

“Loan Documents” shall have the meaning given to it in Section 3A.1(g) of this Operating Agreement.

“Managed Account” shall be that certain managed account required by the New Financing lender in a financial institution into which the Company’s revenues are deposited as set forth in this Operating Agreement and the New Financing loan documents.

“Management Board” shall mean the persons nominated by each Member to represent the Member and vote for the Member upon certain actions requiring the vote of the Management Board, as more fully set forth in Article 9 of this Operating Agreement.

“Member” shall mean those Persons executing this Operating Agreement and any Person who may hereafter become an additional or Substitute Member.

“Membership Interest” means a Member’s Units, and the associated right to vote on or participate in management, the right to share in Profits, Losses, and distributions, and any and all benefits to which the holder of such Units may be entitled pursuant to this Operating Agreement, together with all obligations to comply with the terms and provisions of this Operating Agreement.

“Net Cash Flow from Capital Events” means the cash proceeds that are not (i) Net Cash Flow from Operations, (ii) Net Cash Flow from Special Capital Events, or (iii) Net Cash Flow from Sale, including, without limitation, any refinancing of Company debt.

“Net Cash Flow from Special Capital Events” means the cash proceeds that exist in the event of a Special Capital Event.

“Net Cash Flow from Operations” means the cash proceeds from customary and usual Company operations, including sales and dispositions of Assets in the ordinary course of business and capital improvements, less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Management Board. Net Cash Flow from Operations shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves.

“Net Cash Flow from Sale” means the net cash proceeds from the sale (other than in the ordinary course of business) of the Assets.

“Nevada Gaming Authorities” means, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board, or any governmental agency of the State of Nevada or its political subdivisions that succeeds to the functions of such agencies.

“New Financing” means the re-financing of the Existing Indebtedness such that Company is the borrower and E&W, although it may be a guarantor, is not obligated as a borrower, in the approximate principal amount of $48,500,000.

“Notes” means the senior secured notes due 2012 issued by Company and 155 East Tropicana Finance Corp., amended, restated, restructured or otherwise modified, and any other indebtedness, securities or facilities issued or entered into in repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part, the Notes.

“Notes Trustee” means the trustee for the Notes or other collateral agent for the Notes under the Indenture.

“Operating Agreement” shall mean this Amended and Restated Operating Agreement, including Appendix 1 (Tax Accounting Procedures), and Appendix 2 (Articles of Organization), Appendix 3 (Hooters License Agreement), Appendix 4 (Form of Interim Casino Lease), Appendix 5 (Form of Interim Hotel Lease), Appendix 6 (Lags’ Concept Restaurants Agreement), Appendix 7 (Schedule of Contracts and Leases delivered at First Closing), and Appendix 8 (initial Management Board), each as attached hereto and incorporated herein by reference and as amended from time to time.

“Original JVA” shall have the meaning given in Recital C of this Operating Agreement.

“Original Operating Agreement” shall have the meaning given in Recital A of this Operating Agreement.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.

“Personal Property” means all of the non-gaming personal property, furniture, furnishings, fixtures, machinery, signage and equipment, inventory, vehicles, computer, computer equipment and manuals, and computer software, programs and databases that are used in the operation of the Hotel/Casino.

“Priority Return” shall have the meaning given to it in Section 7.8 of this Operating Agreement.

“Project Cost” means the total costs associated with the Hooters Renovation, including the costs of re-theming, redesigning, developing and renovation, including, without limitation, all direct costs related thereto such as labor, materials, supplies, furniture, furnishings, fixtures, machinery, equipment, construction management, architectural, engineering and design fees, site work, construction permits, pre-development expenses, pre-opening expenses and interest and fees paid or accrued on the Renovation Financing prior to the completion of the Hooters Renovation.

“Re-opening” means the time when the Hooters Renovation shall have been substantially completed and the facilities of the Hooters Casino Hotel have been opened to the general public, are receiving customers in the ordinary course of business and are operating in accordance with applicable laws; and for purposes of calculating dates, obligations and payments due, the Re-opening shall be deemed to occur on the 1st day of the month immediately following the satisfaction of any of these conditions.

“Real Property” means those certain parcels of land consisting in the aggregate of approximately 8.92 acres of improved real property located at 115 East Tropicana Avenue and 155 East Tropicana Avenue, Las Vegas, Nevada, 89109, and commonly identified as Clark County Assessor’s Parcel Numbers 162-28-101-002 and 162-28-102-001, together with all improvements, easements and other rights benefitting the land on which the Hotel/Casino sits.

“Redeveloped Casino/Hotel” means the Hotel/Casino after the Re-opening.

“Regulations” means the federal income tax regulations, including temporary (but not proposed) regulations promulgated under the Code.

“Renovation Financing” means the financing in addition to the New Financing, or in replacement of the New Financing, necessary to fund the Hooters Renovation, as any such financing may be amended, restated, restructured or otherwise modified, and any other indebtedness, securities or facilities issued or entered in repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, restructure, renew, replace, defease, discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part of, any such financing.

“Restaurant Royalty Fee” means the combined 6% royalty fee to be paid by Company to Las Vegas Wings (4%) and HI LP (2%) pursuant to the Hooters Restaurant Consent.  The Restaurant Royalty Fee shall not exceed 6% of revenue generated from the Hooters restaurant to be operated in the Redeveloped Casino/Hotel.  Las Vegas Wings shall subordinate and defer, but not waive, its 4% of the Restaurant Royalty Fee to service the debt incurred by Company, including, the Renovation Financing and to the Preferred Return.

“Secondary Capital Contribution” means the second Capital Contributions agreed to be made by the Initial Members as described in Section 5.

“Second Closing Date” shall be a date on or before the first anniversary of the First Closing Date on which all of the conditions required for the Second Closing Date as set forth in the JVA are satisfied and the Renovation Financing is available for draws.

“Special Capital Event” shall mean the situation where pursuant to any of the Special Capital Event Decisions, the Management Board cannot reach a unanimous decision because (i) EW Common will not consent to such action; in such event Florida Hooters shall satisfy all amounts owed to E&W or EW Common, as the case may be, as of such date arising from the EW Preferred Return and the then current balance of the EW Common Capital Account, and after such date, the Special Capital Event Decisions shall only require the vote or written consent of a majority of the Management Board pursuant to Section 9.1 of this Operating Agreement, or (ii) either of the members of Florida Hooters will not consent to such action; in such event there will be a forced buy-sell such that EW Common, along with the consenting member of Florida Hooters shall agree upon a buy-out amount to offer the non-consenting member of Florida Hooters, and such non-consenting member of Florida Hooters shall have the right to: (A) accept the offer, or (B) agree to buy-out EW Common and the consenting member of Florida Hooters each for the same amount as offered to said non-consenting member, which such transaction shall close no later than the 30th day after such offer/counter offer is accepted.  At such closing, the purchasing Member(s) shall pay to the selling Member(s), by cash or other immediately available funds, the agreed upon price.  At the closing the Members shall execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the transactions contemplated hereby.  The reasonable costs of such transfer and closing, including, without limitation, attorneys’ fees and filing or recording fees and costs shall be divided equally between the Members.

“Special Capital Event Decisions” or a “Special Capital Event Decision” shall have the meaning(s) given to such terms in Section 9.2 of this Operating Agreement.

“subordination” shall mean when this Operating Agreement states that a particular payment (the “Subordinated Payment”) shall be subordinated to another payment (the “Senior Payment”) it means that the persons to whom the Senior Payment is due will be entitled to receive payment in full in cash of all Senior Payments then due before any person to whom such Subordinated Payment is due will be entitled to receive any of the Subordinated Payment.

“Substitute Member” means a transferee of a Membership Interest who has been admitted to all of the rights of membership pursuant to Article 11.

“Third Closing Date” shall be on the last day of the month in which Company, and to the extent applicable, all of its Members, Management Board, owners and key employees, are in receipt of all licenses necessary to conduct gaming at the Hotel/Casino.  The Third Closing Date may, but need not, occur simultaneously with the Second Closing Date.

“Unlicensed Members” shall have the meaning given to it in Section 12.5(b) of this Operating Agreement.

“Unreturned Extraordinary Capital Contribution” shall have the meaning given to it in Section 7.8 of this Operating Agreement.

“Voting Units” or “Units” as to any Member shall mean and refer to Units which entitle the holder to cast one vote for each such Unit held (except pursuant to Article 11 hereof) on all matters reserved for their approval, consent or consideration.  The initial number of Units are as shown next to the name of such Member in Section 5.1 hereof.

ARTICLE 2

FORMATION OF COMPANY

2.0.          Effectiveness of Agreement and Commencement of Business.  This Operating Agreement shall be effective as of the date hereof.  The Company commenced to do business on the First Closing Date notwithstanding any fact to the contrary.

2.1.          Formation.  Initial Articles of Organization were filed with the Nevada Secretary of State on June 17, 2004, and on June 28, 2004, Amended and Restated Articles of Organization of the Company were filed with the Nevada Secretary of State, which such amended and restated articles are attached hereto as Appendix 2 (as amended and restated, the “Articles of Organization”).  The Articles of Organization are hereby affirmed and consented to by all of the Members and all of the initial Management Board and incorporated by reference in this Operating Agreement.  Upon the filing of the initial Articles of Organization the Company was formed as 155 East Tropicana, LLC, a Nevada limited liability company under and pursuant to the Act.

2.2.          Name.  The name of the Company is 155 East Tropicana, LLC.

2.3.          Principal Place of Business.  The principal place of business of the Company within the State of Nevada shall first be at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada 89109.  The Company may locate its places of business and registered office at any other place or places as the Members or Management Board may from time to time deem advisable.

2.4.          Registered Office and Agent.  The Company’s registered office shall first be at 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada 89101.  The name of its initial registered agent at such address shall be Lionel Sawyer & Collins, Ltd., a Nevada professional corporation.

2.5.          Term.  Unless the Company is dissolved in accordance with the provisions of this Operating Agreement, the Act, or other Nevada law, the existence of the Company shall be perpetual.

ARTICLE 3

BUSINESS OF COMPANY

3.0           Regulated Business.  The Members acknowledge that the casino business to be conducted by the Company is a highly regulated industry in the State of Nevada and that the business, its Members, Affiliates and all other Persons involved in the Company shall be scrutinized by Nevada Gaming Authorities, and that at all times during the existence of the Company, that the Company and its business shall be subject to the jurisdiction of the Governmental or Regulatory Authorities.  Further, the Members acknowledge, that to the extent that any term, condition, requirement or other clause of this Operating Agreement conflicts with any Governmental or Regulatory Authority, the Government or Regulatory Authority shall control.

3.1.          Permitted Businesses.         The character and general nature of the business to be conducted by the Company is to operate and lease the Hotel/Casino at that certain property located at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada, and the Company may also engage in any other lawful business and to do any lawful act concerning any and all lawful business for which a limited liability company may be organized under the laws of the State of Nevada.

3.2.          Limits on Foreign Activity.  The Company shall not directly engage in business in any state, territory or country which does not recognize limited liability companies or the effectiveness of the Act in limiting the liabilities of the Members of the Company.  If the Company desires to conduct business in any such state, it shall do so through an Entity which will ensure limited liability to the Members.

3.3.          Intended Business of the Company.  It is the intention of the Members to renovate the Hotel/Casino with a different entertainment concept and theme than existed as of the First Closing Date.  The concept and theme contemplated as of the date hereof is a “Hooters Casino, Resort and Entertainment Center” to be known as “Hooters Casino Hotel.”   As of the date hereof, the scope of the thematic changes includes the following potential non-inclusive list of ideas:  an addition to the public areas, all existing public areas may be renovated to be condusive with the overall resort theming, all food and beverage outlets will be re-concepted to tie-into the overall resort theming, including, without limitation, a “Hooters”, “Dan Marino Town Tavern”, a martini bar, and a “Howl at the Moon” venue (live dueling piano entertainment), and a 24-hour restaurant, a 24-hour buffet restaurant, and enhancement of the existing swimming pool areas.

3.4.          Suitability of Members.

a.             Obligation of Company.  If the Company receives a gaming license then there shall be certain restrictions on each Member (and manager, if any) regarding their conduct and business dealings.  If the Company is so licensed, then notwithstanding anything to the contrary expressed or implied in this Operating Agreement, the sale, assignment, transfer, pledge or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (the “Commission”).  If at any time the Commission finds that a Member which owns any such interest is unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact.  The Company shall, within ten (10) days from the date that it receives the notice from the Commission, return to the unsuitable Member the amount of his capital account as reflected on the books of the Company.  Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable Member: (a) To receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (b) To exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) To participate in the management of the business and affairs of the Company; or (d) To receive any remuneration in any form from the Company, for services rendered or otherwise.

b.             Obligation of Member.  Any Member that is found unsuitable by the commission shall return all evidence of any ownership in the Company to the Company.  Upon payment to the Member of his capital account pursuant to Nevada Revised Statutes § 463.5733, the unsuitable Member shall no longer have any direct or indirect interest in the Company.

In the event of any conflict between this Section 3.3 and any other Section of the Operating Agreement, or in any other instrument governing the Company, except the Articles of Organization, this Section 3.4 shall control.  In the event of a conflict between this Section 3.4 and the Articles of Organization, the Articles of Organization shall control.

3.5           Liquor and Business Licenses.  EW Common and Florida Hooters shall cooperate regarding the Company’s application for all liquor, gaming, and any business or related licenses necessary for Company to operate the Hotel/Casino and the Redeveloped Casino/Hotel.

3.5           Best Efforts for Licensing.  Notwithstanding anything else to the contrary in this or any other agreement, instrument or document, all of the Members shall use and shall cause each of their members, managers, board members, partners, officers and any other persons under the control of such Member, best efforts to obtain the necessary and required gaming licenses and approvals on or before January 31, 2006.  Each Member hereby agrees to, and hereby expressly assumes, the liability and obligation to cause each such person or entity subject to licensing to use best efforts as set forth in this Section 3.5.

ARTICLE 3A

SINGLE PURPOSE ENTITY PROVISIONS

3A.1        SPE Covenants.  Until such time as the Debt is no longer outstanding, Company covenants and agrees that it has not and shall not:

a.             engage in any business or activity other than the acquisition, ownership, operation and maintenance of the Assets, and activities incidental thereto;

b.             acquire or own any material asset other than (i) the Assets, and (ii) such incidental Personal Property as may be necessary for the operation of the Assets;

c.             merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Canpartners Realty Holding Company IV LLC’s (“Lender”) consent;

d.             fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the state of Nevada, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Company’s Articles of Organization and Operating Agreement;

e.             own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity without the consent of Lender;

f.              commingle its assets with the assets of any of its members or managers, affiliates, or of any other person or entity;

g.             incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the loan in the original principal amount of $48,500,000 given by Lender to Company (the “Debt”), except unsecured trade and operational debt, not more than thirty (30) days old, incurred with trade creditors in the ordinary course of its business of owning and operating the Assets in such amounts as are normal and reasonable under the circumstances and permitted under the documents given by or executed and delivered by Company in favor of Lender (“Loan Documents”), provided that such debt is not evidenced by a note and is paid when due and provided in any event the outstanding principal balance of such debt shall not exceed at any one time one percent (1%) of the outstanding Debt;

h.             fail to pay its debts and liabilities from its own assets;

i.              fail to maintain its records, books of account and bank accounts separate and apart from those of the general partners, members, principals and affiliates of Company, the affiliates of a general partner or member of Company, and any other person or entity;

j.              enter into any contract or agreement with any general partner, member, principal or affiliate of Company, any guarantor of all or a portion of the Debt (a “Guarantor”), or any general partner, member, principal or affiliate thereof, except as expressly permitted under the Loan Agreement between Company and Lender (“Loan Agreement”) and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, principal or affiliate of Company or Guarantor, or any general partner, member, principal or affiliate thereof;

k.             seek dissolution or winding up, in whole or in part;

l.              fail to correct any known misunderstandings regarding the separate identity of Company;

m.            hold itself out to be responsible (or pledge its assets as security) for the debts of another person;

n.             make any loans or advances to any third party, including any general partner, member, principal or affiliate of Company, or any general partner, member, principal or affiliate thereof;

o.             fail to file its own tax returns or to use separate stationary, invoices and checks;

p.             agree to, enter into or consummate any transaction which would have the effect of substantially consolidating Company into or its parents or affiliates under at law or equity;

q.             fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Company is responsible for the debts of any third party (including any general partner, member, principal or affiliate of Company, or any general partner, member, principal or affiliate thereof);

r.              fail to allocate fairly and reasonably among Company and any third party (including, without limitation, any Guarantor) any overhead for shared office space;

s.             fail to pay the salaries of its own employees and maintain a sufficient number of employees for its contemplated business operations;

t.              fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

u.             file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or

v.             share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or affiliate of Company, (ii) any affiliate of a general partner of Company, or (iii) any other person or entity.

3A.2.       No amendment.  So long as the Debt is outstanding, the provisions of this Article 3A may not be amended or modified in any material respect without the consent of Lender.

ARTICLE 4

CONTRIBUTIONS TO COMPANY

4.1.          Issuance of Units and Members’ Initial Capital Contributions.  Upon the execution and delivery of the Original Operating Agreement, there were authorized and issued one hundred (100) Voting Units divided as set forth in Section 5.1. hereof.  Each Member contributed its Initial Capital Contribution as set forth in Section 5.1 below concurrently with signing the Original Operating Agreement.

4.2           Second Capital Contribution.  Upon the Company’s receipt of a licensing from the Nevada Gaming Authorities authorizing the Company to conduct gaming from and at the Hotel/Casino and termination of the Interim Casino Lease, EW Common shall make the Secondary Capital Contribution.

4.3.          Additional Capital Contributions.  Except with respect to the Initial Capital Contributions and the Second Capital Contribution, unless all Members agree, no Member shall be obligated to make any additional Capital Contributions to the Company.  If the Company needs additional capital to meet its obligations, it shall seek such capital in the following manner:

a.             First, from additional Capital Contributions from the Members of the Company in proportion to their Voting Units;

b.             Second, from any source from which the Company may borrow additional capital, including, without limitation, any Member, provided, however, no Member shall be obligated to make a loan to the Company;

c.             Third, from an additional disproportionate Capital Contribution from one (1) or more Members of the Company.  Such disproportionate Capital Contributions shall be deemed “Extraordinary Capital Contributions” and shall be entitled to a Priority Return as calculated in Section 7.8 hereof.

4.4.          Withdrawal or Reduction of Members’ Contributions to Capital.  Subject in all respects to Sections 3.0 and 3.4:

a.             A Member shall not receive out of the Company’s Assets any part of such Member’s contributions to capital until all liabilities of the Company, excluding amounts due to Members on account of their contributions to capital, have been paid or there remains Assets of the Company sufficient to pay them.

b.             Subject to the provisions of Section 4.4(a) hereof, a Member may rightfully demand distribution of its Capital Account only upon the dissolution of the Company.

c.             A Member shall not resign from the Company before the dissolution and winding up of the Company pursuant to Article 12 hereof, unless such resignation is approved by the Management Board.

d.             A Member resigning with the consent of Management Board shall be entitled to receive, within a reasonable time after resignation, the fair market value of its interest as of the date of resignation as determined by the appropriate professionals chosen by the Company.

4.5.          Miscellaneous.

a.             No Interest on Capital Contribution.  Except as expressly provided in this Operating Agreement, no Member shall be entitled to or shall receive interest on such Member’s Capital Contribution.

b.             No Withdrawal of Capital Contribution.  No Member may demand a return of his Capital Contribution except as expressly provided herein or required by the Act.

4.6.          No Third Party Beneficiaries.  The provisions of this Article 4 are not intended to be for the benefit of and shall not confer any rights on any creditor or other Person (other than a Member in such Member’s capacity as a Member) to whom any debts, liabilities or obligations are owed by the Company or any of the Members.

4.7.          Governed by Article 8.  Pursuant to Nevada Revised Statutes § 104.8103(3), the membership interests in the Company shall be a “security” governed by Article 8 of the Uniform Commercial Code as enacted in the State of Nevada and set forth in Chapter 104 of the Nevada Revised Statutes.  However, the membership interests in the Company shall not be certificated.

ARTICLE 5

INITIAL CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

5.1.          Initial Interests.  The Initial Capital Contribution and the initial Membership Interest of each Member is as follows:

Name	Capital Contribution	Membership Interest
EW Common

$20,000,000 Initial Capital Contribution deemed to be EW Common Initial Capital Contribution upon the First Closing Date.

The Hotel, Casino and all related improvements, personal property and fixtures thereon based on a $70,000,000 purchase price, less existing debt of $45,000,000 thereon, and less the Gaming Assets which such items are deemed to be equal to $5,000,000.

On the Third Closing Date, the Secondary Capital Contribution in an amount equal to $5,000,000 shall be credited to EW Common’s capital account, which such amount represents the contemplated contribution of the Gaming Assets to the Company.

On the First Closing Date, the Initial Capital Contribution shall give EW Common: 33.33 Units (33 1/3)%

Florida Hooters

$5,000,000 cash (inclusive of the Florida Hooters Deposit described in Section 5.1(a) below).

All pre-development costs incurred by Florida Hooters.

Hooters License Agreement

Lags’ Concept Restaurants Assignment

On the First Closing Date, the Initial Capital Contribution shall give Florida Hooters: 66.67 Units (66 2/3)%

a.             Florida Hooters Deposit.  On June 30, 2004, Florida Hooters deposited One Million Dollars ($1,000,000) into an escrow company mutually acceptable to the Members which such amount was increased by Florida Hooters to an amount not to exceed Two Million Dollars ($2,000,000) (the “Florida Hooters Deposit”).  The Florida Hooters Deposit was credited against Florida Hooters Initial Capital Contribution of Five Million Dollars ($5,000,000).  Further, all pre-development costs incurred by Florida Hooters have been, or shall be, as the case may be, credited to the Florida Hooters Capital Contribution.  Upon the closing of the New Financing, the Florida Hooters Deposit was applied to Florida Hooters Initial Capital Contribution.

b.             Re-financing of Existing Indebtedness.  Florida Hooters, as a part of its Initial Contribution to the Company, assisted the Company in obtaining $48,500,000 of financing which amount was used to satisfy the Existing Indebtedness and to fund closing costs related to the New Financing in the amount of $3,500,000.  The difference between the New Financing and the Existing Indebtedness plus the closing costs for the New Financing, shall be disbursed to E&W by the Company upon the Company’s receipt of the proceeds from the Renovation Financing.  The New Financing is secured by a first priority deed of trust encumbering the Assets.

c.             Cost of Gaming Approvals.  The Company shall reimburse Florida Hooters for legal fees and expenses incurred by Florida Hooters in order to fulfill its application for gaming approval or any liquor or other privilege licensing or background checks, up to double of the amount of fees, costs and expenses incurred by EW Common, subject to the restrictions, if any, set forth in the New Financing loan documents and the Renovation Financing loan documents, including, without limitation, the Indenture.  All such costs referenced in this Section 5.1(c) may be reimbursed by the Company on or after the Second Closing Date, subject to the Management Board’s decision about when to make such reimbursement.

5.2.          Securities Law Qualification. THE MEMBERS ARE AWARE THAT THE MEMBERSHIP INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, THEREFORE, THE MEMBERS MUST BEAR THE ECONOMIC RISK OF INVESTMENT IN THE COMPANY FOR AN INDEFINITE PERIOD OF TIME.  THERE IS NO PUBLIC TRADING MARKET FOR THE MEMBERSHIP INTERESTS AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP.  ADDITIONALLY, THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE TRANSFERABILITY OF THE MEMBERSHIP INTERESTS.  SALE OR ASSIGNMENT BY A MEMBER OF ITS MEMBERSHIP INTERESTS OR SUBSTITUTION OF MEMBERS MAY BE SUBJECT TO CERTAIN CONSENTS.  THE MEMBERSHIP INTERESTS CANNOT BE RESOLD OR TRANSFERRED WITHOUT (i) REGISTRATION UNDER THE 1933 ACT, OR (ii) AN EXEMPTION FROM REGISTRATION.  THEREFORE, MEMBERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENTS IN THE EVENT OF AN EMERGENCY.  FURTHER, MEMBERSHIP INTERESTS MAY NOT BE READILY ACCEPTED AS COLLATERAL FOR A LOAN.  MEMBERSHIP INTERESTS SHOULD BE CONSIDERED ONLY AS A LONG TERM INVESTMENT.

5.3           Contracts and Capital Leases.  On the First Closing Date, EW Common provided Company with a schedule of all contracts, leases (including, without limitation, any capital leases) and any other agreement or instrument pursuant to which EW Common could not terminate on 30-days or less notice without payment of any fee, termination fee or any other amount to be paid upon termination and an actual copy of each such contract, lease or other agreement or instrument, which such list is attached hereto as Appendix 7.  EW Common hereby represents and warrants that the schedule provided at the First Closing Date and as attached hereto as Appendix 7 was true, accurate, correct and complete when delivered to the Company, and EW Common further represents and warrants that no cancellations, terminations or contract expirations have occurred, passed or lapsed that would or does have a material detrimental effect on the business or operations of the Company, except as may have been disclosed to the Management Board.

ARTICLE 6A

ROYALTIES

6A.0        Timing of Royalties.  This Article 6A shall only be effective if the Hooters Renovation occurs.  If the Hooters Renovation does not occur, then this Article 6A shall not be effective and shall be deemed to be removed from this Operating Agreement.

6A.1        Gaming / Hotel Royalty.  Hooters Gaming Corporation shall receive a license royalty fee of three percent (3%) of the Company’s “net gaming revenues” as that term is defined by the Nevada Gaming Commission, Nevada Gaming Control Board or any statute, rule or regulation promulgated thereunder.  Pursuant to the Hooters License Agreement, if (i) any hotel/casino or any other “Licensed Activity” (as such term is defined in the Hooters License Agreement) occurs at the Hotel/Casino, then a license royalty fee of two percent (2%) shall be payable to HI LP, and (ii) any restaurant is operated using the Hooters Brand, then a license royalty fee of two (2%) shall be payable to HI LP from the “Hooters” restaurant operations.  In addition, a license royalty fee of four percent (4%) shall be payable to Las Vegas Wings from the “Hooters” restaurant operations.

a.             Any such payment described to this Section 6A.1 shall mean that any Person receiving any such royalty payment shall be required to apply for, and receive, a gaming license to receive any such fees.

b.             Florida Hooters as to Hooters Gaming Corporation, and Lags as to Las Vegas Wings and Lags Ventures, Inc., each agree to cause Hooters Gaming Corporation, Las Vegas Wings, Lags Ventures, Inc., to subordinate the portion of the gaming royalty described in this Section 6A.1 and in Section 6A.2 due and owing to Hooters Gaming Corporation, Las Vegas Wings, Lags Ventures, Inc., to (i) the prior payment in full in cash of all obligations of the Company and its subsidiaries under the Renovation Financing and (ii) the EW Preferred Return.  In the event that, under Section 7.1, there is insufficient Net Cash Flow From Operations to satisfy all obligations of the Company and its subsidiaries under the Renovation Financing and the EW Preferred Return and any royalty payments to Hooters Gaming Corporation, Las Vegas Wings and Lags Ventures, Inc., any royalty amount due to Hooters Gaming Corporation, Las Vegas Wings and Lags Ventures, Inc. shall instead accrue and remain unpaid until there is sufficient Net Cash Flow From Operations to make such payment, or until paid under some other provision set forth in Article 7.

6A.2        Other Brands.

a.             As a part of Florida Hooters Initial Capital Contribution, Lags caused its affiliate, Lags Ventures, Inc. to contribute a non-exclusive right to include the “Dan Marino Town Tavern” and “Martini Bar” concepts in the Redeveloped Casino/Hotel, subject to payment of a license royalty fee to Lags in the amount of six percent (6%) of “net revenues” (as such term is defined in the standard franchise / license agreements for such brands) of such restaurants.

b.             In the event that the Company decides that it would like to include a “Howl at the Moon” (dueling piano entertainment/bar venue) concept at the Redeveloped Casino/Hotel, then Lags shall use its commercially reasonable efforts to obtain a license agreement that Lags can contribute to Florida Hooters, that can contribute to the Company, in order to use such branded concepts at the Redeveloped Casino/Hotel.

ARTICLE 6

ALLOCATIONS OF PROFITS AND LOSSES

6.1.          Allocation of Profits.  After giving effect to the special allocations set forth in Section 1.2 of Appendix 1, Profits for any Fiscal Year shall be allocated as follows:

a.             First, one hundred percent (100%) in proportion to the losses reallocated to each Member pursuant to Section 6.3 hereof, in an amount equal to the excess, if any, of (i) the cumulative Losses allocated to such Members pursuant to Section 6.3 hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to such Members pursuant to this Section 6.1(a) for all prior Fiscal Years;

b.             Second, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the cumulative Losses allocated to each Member pursuant to Section 6.2(c) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to each Member pursuant to this Section 6.1(b) for all prior Fiscal Years;

c.             Third, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the sum of (A) the cumulative Priority Return of each Member from the commencement of the Company to the last day of such Fiscal Year, plus (B) the cumulative Losses allocated to each Member pursuant to Section 6.2(b) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to such Member pursuant to this Section 6.1(c) for all prior Fiscal Years.

d.             The balance, if any, to each Member pro rata in proportion to such Member’s Units.

6.2.          Allocation of Losses.  After giving effect to the special allocations set forth in Section 1.2 of Appendix 1, Losses for any Fiscal Year shall be allocated as follows, subject to Section 6.3 hereof:

a.             First, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the cumulative Profits allocated pursuant to Section 6.1(d) hereof for all prior Fiscal Years, over (ii) the cumulative Losses allocated pursuant to this Section 6.2(a) for all prior Fiscal Years;

b.             Second, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the cumulative Profits allocated to each such Member pursuant to Section 6.1(c) hereof for all prior Fiscal Years, over (ii) the cumulative Losses allocated to such Members pursuant to this Section 6.2(b) for all prior Fiscal Years;

c.             Third, the balance, if any, to the Members pro rata in proportion to such Member’s Units.

6.3.          Loss Limitation and Reallocation.  The Losses allocated pursuant to Section 6.2 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year.  In the event that some, but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 6.2 hereof, the limitation set forth in this Section 6.3 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital

Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

ARTICLE 7

DISTRIBUTIONS

7.0A        Distributions subject to Renovation Financing.  Notwithstanding anything in this Article 7 to the contrary, the Company’s obligations to make the distributions required, permitted or contemplated by this Article 7 shall be subject to the loan documents evidencing the Renovation Financing, including, without limitation, the Indenture.

7.0           Net Cash Flow until Second Closing Date.  From the First Closing Date and until the Second Closing Date and for so long as the debt evidenced by the loan documents underlying the New Financing is outstanding, and pursuant to the loan documents evidencing the New Financing and except as necessary under Sections 7.6 and 7.7, no distribution shall be made to any Member or in payment of the EW Preferred Return, and any royalties due and owing related to use of the Hooters Brand may only be paid to HI LP.

7.1.          Net Cash Flow from Operations.

a.             Net Cash Flow from Operations Prior to the Third Closing Date.  Subject to Section 7.0 and except as otherwise provided in Section 12.2 (on liquidation) hereof, and subject to the mandatory tax distribution set forth in Section 7.6 hereof, Net Cash Flow from Operations Before the Third Closing Date shall be distributed with respect to a Fiscal Year at times determined by the Management Board in the following order and priority:

(i)            First, to make any payments due under the New Financing or Renovation Financing, as the case may be, and any other debt incurred by the Company in the ordinary course of its business;

(ii)           Second, any distributions necessary to satisfy Section 7.6; and

(iii)          All other Net Cash Flow received by the Company prior to the Third Closing Date shall be delivered to the New Financing lender to be held in the Managed Account as more fully set forth in the terms and conditions of the New Financing loan documents.

b.             Net Cash Flow from Operations After the Third Closing Date.  Subject to Section 7.0 and except as otherwise provided in Section 12.2 (on liquidation) hereof, and subject to the mandatory tax distribution set forth in Section 7.6 hereof, Net Cash Flow from Operations After the Third Closing Date shall be distributed with respect to a Fiscal Year at times determined by the Management Board in the following order and priority:

(i)            First, to pay the operating expenses and maintenance and capital expenditures for the Redeveloped Casino/Hotel, including, without limitation, all royalty fees due and owing HI LP, Hooters Gaming Corporation and Las Vegas Wings, except to the extent provided in Section 6A(1)(b) of this Operating Agreement;

(ii)           Second, to make any payments due under the Renovation Financing and any other debt incurred by the Company in the ordinary course of its business;

(iii)          Third, to EW Common until EW Common has received an amount equal to the excess, if any, of the cumulative EW Preferred Return from the inception of the Company, over the sum of all prior distributions to EW Common pursuant to this Section 7.1(b)(iii), Sections 7.2(c), 7.3(c) or 7.4(e);

(iv)          Fourth, if subordinated pursuant to Section 6A(1)(b) of this Operating Agreement, any subordinated and unpaid royalties or license fees owed to Hooters Gaming Corporation, Las Vegas Wings and Lags Ventures, Inc.;

(v)           Fifth, to the Members in proportion to and until each Member has received an amount equal to the excess, if any, of such Member’s cumulative Priority Return from the inception of the Company, over the sum of all prior distributions to such Member pursuant to this Section 7.1(b)(v) or Sections 7.2(b), 7.3(b) or 7.4(d) of this Operating Agreement; and

(vi)          The balance, if any, to EW Common and Florida Hooters at the rate of 33 1/3 % and 66 2/3%, respectively, in pari passu.

7.2.          Net Cash Flow from Capital Events.  Except as otherwise provided in Section 12.2 (on liquidation) hereof, and subject to the mandatory tax distribution set forth in Section 7.6 hereof, Net Cash Flow from Capital Events shall be distributed with respect to a Fiscal Year at times determined by the Management Board in the following order and priority:

a.             First, to pay off any existing indebtedness of the Company or on the Assets;

b.             Second, to the Members in proportion to and until each Member has received an amount equal to the excess, if any, of such Member’s cumulative Priority Return from the inception of the Company, over the sum of all prior distributions to such Member pursuant to this Section 7.2(b) or Sections 7.1(b)(v), 7.3(b) or 7.4(d) of this Operating Agreement;

c.             Third, to EW Common until EW Common has received an amount equal to the excess, if any, of the cumulative EW Preferred Return from the inception of the Company, over the sum of all prior distributions to EW Common pursuant to this Section 7.2(c), Sections 7.1(b)(iii), 7.3(c) or 7.4(e);

d.             Fourth, any subordinated and unpaid royalties or license fees owing to Hooters Gaming Corporation, Las Vegas Wings and Lags Ventures, Inc. (as such fees may have been subordinated pursuant to Section 6A(a)(b) of this Operating Agreement);

e.             The balance, if any, to EW Common and Florida Hooters at the rate of 33 1/3 % and 66 2/3%, respectively, in pari passu.

7.3.          Net Cash Flow from Special Capital Events.  Except as otherwise provided in Section 12.2 (on liquidation) hereof, and subject to the mandatory tax distribution set forth in Section 7.6 hereof, Net Cash Flow from Special Capital Events shall be distributed with respect to a Fiscal Year at times determined by the Management Board in the following order and priority:

a.             First, to pay off any existing indebtedness of the Company or on the Assets;

b.             Second, to the Members in proportion to and until each Member has received an amount equal to the excess, if any, of such Member’s cumulative Priority Return from the inception of the Company, over the sum of all prior distributions to such Member pursuant to this Section 7.3(b) or Sections 7.1(b)(v), 7.2(b) or 7.4(d) of this Operating Agreement;

c.             Third, to EW Common until EW Common has received an amount equal to the excess, if any, of the cumulative EW Preferred Return from the inception of the Company, over the sum of all prior distributions to EW Common pursuant to this Section 7.3(c), Sections 7.1(b)(iii), 7.2(c), or 7.4(e);

d.             Fourth, to EW Common until EW Common has received an amount equal to the then current balance of its Capital Account and then to Florida Hooters until Florida Hooters has received an amount equal to the then current balance of its Capital Account;

e.             Fifth, any subordinated and unpaid royalties or license fees owing to Hooters Gaming Corporation, Las Vegas Wings, and Lags Ventures, Inc. (as such fees may have been subordinated pursuant to Section 6A.1(b) of this Operating Agreement);

f.              The balance, if any, to EW Common and Florida Hooters at the rate of 33 1/3 % and 66 2/3%, respectively, in pari passu.

7.4.          Net Cash Flow from Sale. Except as otherwise provided in Section 12.2 (on liquidation) hereof, and subject to the mandatory tax distribution set forth in Section 7.6 hereof, Net Cash Flow from Sale shall be distributed with respect to a Fiscal Year at times determined by the Management Board in the following order and priority:

a.             First, to pay any unpaid expenses and the Company’s costs incurred related to such sale;

b.             Second, to pay off any existing indebtedness of the Company or the Assets;

c.             Third, to the Members in proportion and to the extent of their respective Unreturned Extraordinary Capital Contributions; and

d.             Fourth, to the Members in proportion to and until each Member has received an amount equal to the excess, if any, of such Member’s cumulative Priority Return from the inception of the Company, over the sum of all prior distributions to such Member pursuant to this Section 7.4(d) or Sections 7.1(b)(v), 7.2(b) or 7.3(b) of this Operating Agreement;

e.             Fifth, to EW Common until EW Common has received an amount equal to the excess, if any, of the cumulative EW Preferred Return from the inception of the Company, over the sum of all prior distributions to EW Common pursuant to this Section 7.4(e), Sections 7.1(b)(iii), 7.2(c) or 7.3(c) of this Operating Agreement;

f.              Sixth, to EW Common until EW Common has received an amount equal to the then current balance of its Capital Account and then to Florida Hooters until Florida Hooters has received an amount equal to the then current balance of its Capital Account;

g.             Seventh, any subordinated and unpaid royalties or license fees owing to Hooters Gaming Corporation, Las Vegas Wings, and Lags Ventures, Inc. (as such fees may have been subordinated pursuant to Section 6A.1(b) of this Operating Agreement);

h.             The balance, if any, to EW Common and Florida Hooters at the rate of 33 1/3 % and 66 2/3%, respectively, in pari passu.

7.5.          EW Preferred Return. The “EW Preferred Return” means a sum equal to four percent (4%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the EW Preferred Return is being determined, cumulative (but not compounded), of the average daily balance of EW Preferred Account (or, if the EW Preferred Account has been converted to the EW Preferred Note Loan, the average daily balance of the EW Preferred Note Loan) from time to time during the period for which the EW Preferred Return relates.  The EW Preferred Return shall not commence to accrue until the Re-opening.

7.6.          Tax Distribution.  Except as otherwise provided in Section 12.2 (on liquidation), and provided that no distribution shall be made which will cause or increase an Adjusted Capital Account Deficit (as defined in Appendix 1 hereto) for a Member, the Company shall distribute (to the extent that sufficient funds exist after provision for expenses and reserves) no less than the Tax Distribution Amount pursuant to Sections 7.1, 7.2 and 7.4 no later than ninety (90) days after the close of each Fiscal Year.  The “Tax Distribution Amount” shall be determined for each Fiscal Year by: (A) multiplying the Marginal Tax Rate for that Fiscal Year by the taxable income of the Company (as determined under Code Section 703(a)) for that Fiscal Year, and subtracting (B) the sum of all other distributions with respect to such Fiscal Year.  The “Marginal Tax Rate” for any particular Fiscal Year shall be the highest individual tax rate that would be imposed on any Member under either Section 1 or 11 of the Code, whichever is higher, for that Fiscal Year.

7.7.          Suspended Distributions.  Notwithstanding any other provision of this Article 7, a Member may not receive a distribution from the Company to the extent that such distribution would create or increase such Member’s Adjusted Capital Account Deficit as defined in Appendix 1 (a “Suspended Distribution”).  However, for purposes of Sections 7.1, 7.2 and 7.4 hereof, any Suspended Distributions which would otherwise have been made pursuant to Sections 7.1, 7.2 and 7.4 hereof shall be treated as having been made.  All or any portion of any Member’s Suspended Distribution shall be made to such Member at the earliest possible time that such distribution can be made without violating the provisions of this Section 7.7.

7.8.          Unreturned Extraordinary Capital Contribution and Priority Return. The “Priority Return” of any particular Member means a sum equal to the then current “prime rate” (as announced by the Wall Street Journal or similar successor publication) plus three percent (3%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the Priority Return is being determined, cumulative (but not compounded), of the average daily balance of such Member’s Unreturned Extraordinary Capital Contribution (as hereinafter defined) from time to time during the period for which the Priority Return relates, commencing on the date that such Member first makes an Extraordinary Capital Contribution pursuant to Section 4.3(c) hereof.  The “Unreturned Extraordinary Capital Contribution” of any Member on any particular date shall be equal to the excess, if any, of the aggregate Extraordinary Capital Contributions then made as of such date by such

Member pursuant to Section 4.3(c) hereof, over the aggregate distributions then made as of such date to such Member pursuant to Section 7.2(b) or Section 12.2 hereof.

ARTICLE 8

BOOKS, RECORDS, AND ACCOUNTING

8.1.          Books and Records.

a.             The Company shall maintain or cause to be maintained books of account that accurately reflect all items of income and expenditure relating to the business of the Company and that accurately and completely disclose the results of the operations of the Company.  Such books of account shall be maintained on the method of accounting selected by the Company and on the basis of the Fiscal Year.  Each Member, upon not less than seventy-two (72) hours advance written notice to the other Members, at such Member’s own expense, shall have the right to inspect, copy, and audit the Company’s books and records at any time during normal Business Hours without notice to any other Member.

b.             The Company shall keep at its registered office such records as are required by the Act and the Nevada Gaming Authorities.

c.             The Company shall make all reports and financial filings required by the Governmental or Regulatory Authority.

8.2.          Tax Returns.  The Company shall prepare and timely file, or cause to be prepared and timely filed, all income tax and other tax returns of the Company.  The Company shall furnish to each Member a copy of all such returns together with all schedules thereto and such other information which each Member may reasonably request in connection with such Member’s own tax affairs.

8.3.          Bank Accounts.  Subject to Article 9 and the Nevada Gaming Authorities, the Company shall establish and maintain one or more separate accounts in the name of the Company in banking, financial or investment institutions of its choosing into which shall be deposited all funds of the Company and from which all Company expenditures and other disbursements shall be made.  Funds may be withdrawn from such accounts on the signature of the officer appointed by the Management Board as more specifically set forth in Article 9.

ARTICLE 9

MANAGEMENT

9.0           Management Board.  The Members have identified certain business decisions to be made by a 9-person Management Board (“Management Board”).

a.             The Management Board shall be comprised of 9-persons, 6 of whom shall be selected by Florida Hooters and 3 of whom shall be selected by EW Common, or any successor Member to either of them, and each such Board Member shall remain on the Management Board until: (i) their resignation as a Board Member, and (ii) their removal, with or without cause, by the Member who appointed such Board Member.  In the event of such resignation or removal, a successor Board Member shall be elected upon such event, and annually thereafter, by the Member who appointed the Board Members, respectively, pursuant to this Section 9.0(a).  The existing management board of the Company is comprised of those persons set forth on Appendix 8 attached to this Operating Agreement.

b.             Subject to the limitations and qualifications set forth hereafter in this Section 9.0, the Management Board shall have the authority, power and discretion to make the decisions and to do any and all things which the Members (by unanimous vote or consent) shall deem to be reasonably required in light of the Company’s business and objectives and as specifically set forth in this Section 9.0.

c.             Subject to Sections 3.0 and 3.4, each person on the Management Board may delegate their vote on the Management Board to any other Person who need not be a Member or officer of the Company, provided that the Member that appointed such Board Member consents in writing to the appointment of such proxy.  At all meetings of the Management Board, any Board Member may vote in person or by proxy executed in writing by the Board Member.  Such proxy shall be filed with the Management Board before or at the time of its exercise.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

9.1           Majority Board Decisions.  The Management Board shall have the power and authority, upon the affirmative vote or written consent of a majority of the Board Members to make the following decisions (individually, a “Majority Board Decision”).  Any decision not specifically stated to be a Unanimous Board Decision shall be a Majority Board Decision.  All Majority Board Decisions shall be implemented by the Members, the Management Board or given to the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, as the case may be, to be implemented.  The following are Majority Board Decisions:

a.             acquire property in the ordinary course of business from any Person as the Board Members may determine and the fact that a Member is directly or indirectly an Affiliate of such Person shall not prohibit the Board Members from dealing with that Person;

b.             establish policies for investment of Company funds (by way of example but not limitation, in time deposits, short term governmental obligations, commercial paper or other investments);

c.             employ accountants, legal counsel, managers, managing agents or other experts or consultants to perform services for the Company with compensation from Company funds;

d.             purchase liability and other insurance to protect the Company’s Assets and business;

e.             negotiate the re-financing of any Company indebtedness and the financing necessary for the Hooters Renovation, and all documents evidencing the same;

f.              oversee the sale of Assets in the ordinary course of business;

g.             make contracts, arrangements and otherwise provide customary merchandising and products to be sold at the Hotel/Casino related to the Hooters Brand;

h.             establish reasonable payments or salaries to Persons appointed as officers and directors or representatives, except as provided in Section 9.2(c);

i.              any major alteration that is in the approved capital budget or within the ordinary course of the Company’s business;

j.              to call a meeting of the Members,

k.             subject to a Special Capital Event, each of the Special Capital Events shall be deemed to be a part of this Section 9.1 on and after the date the distributions set forth in Section 7.3 have been made, or

l.              to review a request made by Las Vegas Wings to grant an exception to the radius restriction for a Hooters restaurant on the Las Vegas Strip (as defined in the JVA) so that Las Vegas Wings could develop a Hooters restaurant in the downtown Las Vegas / Fremont Street area; provided, however, that in any such event, Las Vegas Wings would first offer to the Company, the right to be joint venture partners in any such Hooters restaurant, and if the Company refused, Las Vegas Wings could proceed on its own without the Company.

9.2           Unanimous Board Decisions.  The Management Board shall have the power and authority, upon the affirmative vote or written consent of a all of the Board Members to make the following decisions (individually, a “Unanimous Board Decision”).  The items set forth in Sections 9.2(h), (i) and (j) shall be referred to as “Special Capital Event Decisions” or a “Special Capital Event Decision”, as the case may be.  The Unanimous Board Decisions shall be implemented by the Members, the Management Board or given to the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, as the case may be, to be implemented:

a.             subject to any other restrictions on distributions set forth in this Operating Agreement, to determine the time to make distributions of available cash to Members;

b.             organize entities to serve as the Company’s subsidiaries and to determine the form and structure thereof;

c.             establish policies, job descriptions, salaries, terms of employment, procedures and guidelines for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Company to follow and have the sole authority to offer a job to any Person for either position and to fire or otherwise terminate such Person;

d.             except as expressly provided in Agreement, to make any decision whether or not to indemnify any Member, Board Member or any other Person affiliated with the Company.

e.             except as specifically provided in Section 9.1(e) and outside of the ordinary course of the Company’s business and only until the Third Closing Date, enter into any transaction on behalf of the Company involving the incurrence of any indebtedness or the hypothecation, encumbrance, or granting of a security interest or lien upon any of the Assets, including, the New Financing (or any replacement financing or re-financing thereof), or the Renovation Financing;

f.              pursuant to Section 4.4(c), whether or not to allow a Member to resign from the Company before the Company’s dissolution as set forth in Article 12 of this Operating Agreement;

g.             increase or decrease the number of persons on the Management Board, or to re-allocate who elects such Board Members, and to designate the power and authority to be held thereby, establish any officers of the Company and to delegate to such officers management and operational responsibilities, including, the power and authority to bind the Company; appoint Persons to act as such officers and remove Persons therefrom;

h.             the merger or consolidation of the Company with any other Entity (the Management Board shall render their decision on any such matter on the earlier of any date set forth in any offer received, or 30 days after distribution of any such offer to the Management Board);

i.              a sale of all or substantially all of the Company’s assets, except for any sale in the ordinary course of the Company’s business (the Management Board shall render their decision on any such matter on the earlier of any date set forth in any offer received, or 30 days after distribution of any such offer to the Management Board); or after the Third Closing Date, any re-financing or replacement financing for any of the Company’s indebtedness;

j.              any major alteration (excluding the Hooters Renovation), not in the approved capital budget or outside of the ordinary course of the Company’s business, or as may be deemed necessary by any lender;

k.             the Hooters Renovation;

l.              any action which would result in a change in any Member’s percentage interest of profits, losses, or distributions, except as specifically set forth in this Operating Agreement or pursuant to compliance with Appendix 1;

m.            any action which would result in a change in the Capital Contributions required from any Member;

n.             any action which would result in an increase in the personal liability imposed upon any Member;

o.             the issuance of any additional Membership Interests;

p.             any amendments to the Articles of Organization or this Operating Agreement;

q.             the voluntary commencement of a bankruptcy proceeding with the Company as a debtor or any assignment for the benefit of creditors of the Company;

r.              acquire real property outside of the course of the ordinary business of the Company;

s.             the decision to pay any salary or other remuneration to a Member or Board Member for their services to the Company as a Member or Board Member, as the case may be; or

t.              any decision to enter into a lease for the operation of the Hotel/Casino, or any portion thereof, including a lease with E&W as tenant for either the hotel or casino portion (or both) of the Hotel/Casino, or with any third-party operator of the casino portion of the Hotel/Casino.

Provided, however, that in the event that the Management Board cannot reach a unanimous decision on any of the matters in this Section 9.2 (except for those matters that become Special Capital Event Decisions), then any such matter shall be submitted to mediation and arbitration pursuant to Section 9.5 of this Operating Agreement, which such mediation / arbitration the Members agree shall be final and binding.

9.3           Administration of Management Board.

a.             List of Management Board.  Upon written request of any Member or Board Member, the Members shall provide a list showing the names and contact information of the Board Members.

b.             Meetings.  Meeting of the Management Board may be called for any purpose or purposes by any Member or any three (3) Board Members.  Meetings of the Members shall be held at the Hotel/Casino or Redeveloped Casino/Hotel (as the case may be) in Las Vegas, Nevada, unless all Members consent to a location other than as stated.

c.             Notice of Meetings.  Except as provided in this Operating Agreement, written notice stating the date, time, and place of the Management Board meeting, and the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. At the adjourned meeting the Management Board may transact any business which might have been transacted at the original meeting.

d.             Meeting of All Board Members.  If all of the Board Members shall meet at any time and place, including by conference telephone call, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice.

e.             Record Date.  For the purpose of determining Board Members entitled to notice of or to vote at any meeting of the Management Board or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date for such determination of Board Members. When a determination of Board Members entitled to vote at any meeting of the Management Board has been made as provided in this subsection (v), such determination shall apply to any adjournment thereof.

f.              Manner of Acting.  Unless otherwise provided in this Operating Agreement or in a written consent of all of the Members, the affirmative vote (or written consent) of a majority of the Board Members shall be the act of the Management Board.

g.             Action by Board Members without a Meeting.  Any action required or permitted to be taken at a meeting of the Management Board may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, circulated to all the Board Members with an explanation of the background and reasons for the proposed action, signed by that percentage or number of the Board Members required to take or approve the action.  Any such written consents shall be delivered to the Management Board for inclusion in the minutes or for filing with the Company records.  Action taken by written consent shall be effective on the date the required percentage or number of the Board Members have signed the consent, unless the consent specifies a different effective date.  The record date for determining Board Members entitled to take action without a meeting shall be the date the written consent is circulated to the Board Members.

h.             Telephonic Meetings.  Board Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person, except where the Board Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.

i.              Waiver of Notice.  When any notice is required to be given to any Board Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

j.              No authority.  Unless specifically authorized to do so by this Operating Agreement or the Articles of Organization, and except for the Chief Executive Officer, Chief Operating Officer or the Chief Financial Officer, pursuant to a Major Board Decision or a Unanimous Board Decision, no other Person or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

9.4           Officers.  The Company shall have the offices of “Chief Executive Officer,” “Chief Operating Officer” and “Chief Financial Officer,” the employment terms, duties, job description and responsibilities of which shall be determined by the Management Board.

9.5.          Mediation and Arbitration.

a.             If a dispute arises out of or relates to this Operating Agreement, including, without limitation, any deadlock in a decision to be made pursuant to Section 9.2 of this Agreement, or any breach of this Agreement, and if said dispute cannot be settled through direct discussions within five (5) days of first consideration, the Members and the Board Members agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Rules, before resorting to arbitration.  If all disputes have not been resolved within ten (10) days after the start of such mediation, any Member or Board Member may elect to settle any unresolved controversy or claim arising out of or relating to this Operating Agreement, or breach thereof, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (except as otherwise provided herein) by written notice to the other Members and Board members, as applicable.  The Member or Board Members electing arbitration shall by such notice to the other Members or Board Members name an arbitrator.  The second arbitrator shall be chosen by the noticed Members or Board Members, as applicable, within ten (10) days after such notice.  If the noticed Member or Board Members does not appoint such second arbitrator, then the AAA shall be requested to submit a list of five (5) persons to serve as the second arbitrator, and the second arbitrator shall be appointed by the first arbitrator from such list within five (5) days of its submission.  The two (2) appointed arbitrators shall agree upon the appointment of a third arbitrator within five (5) days after the second arbitrator is appointed.  If the two (2) arbitrators so appointed do not agree upon a third arbitrator, then the AAA shall be requested to submit a list of five (5) persons to serve as the third arbitrator.  The parties to the arbitration shall select the third arbitrator from the list submitted within five (5) days of its submission; provided that if the parties to the arbitration cannot agree upon the third arbitrator, then the arbitrator shall be selected from the list of five (5) through the process of each of the first two (2) arbitrators in turn striking names from the list until one (1) name remains.

b.             The decision of any two (2) of the arbitrators shall be final and binding upon the Members and Board Members.  The arbitrators shall determine the rights and obligations of the Members and Board Members according to this Operating Agreement and the substantive laws of Nevada.  The parties hereby agree that in any such arbitration each Member and Board Members shall be entitled to discovery of the others as provided by the Nevada Revised Statutes pertaining to civil procedure; provided, however, any such discovery shall be completed within four (4) months from the date of the selection of the second arbitrator, unless such period is extended by agreement of the Members and Board Members or by order of the arbitrators, and any disputes concerning discovery shall be determined by the arbitrators with any such determination being binding on the Members and Board Members.  The arbitrators shall be requested to render an opinion within fifteen (15) days after the date that discovery is completed.  The arbitrators shall apply Nevada substantive law and Nevada evidentiary law to the proceeding.  The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by Nevada law.  Punitive or exemplary damages shall not be awarded for any breach or alleged breach of this Operating Agreement and the Members and Board Members waive any right to seek, claim or receive such punitive or exemplary damages.  The arbitrators shall be bound by the terms of this Operating Agreement.  The arbitrators shall not be empowered or authorized to add to, subtract from, delete or in any other way modify the terms of this Operating Agreement.  The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the reasons on which the decision is based.  The decision of the arbitrators shall be final and binding on the Members and Board Members and judgment thereon may be entered by any court having jurisdiction.  Each party shall bear its own expenses of the arbitration including without limitation attorney fees and the parties shall divide the arbitration expenses and fees equally.

c.             Notwithstanding any other provision of this Section 9.5, no resort to arbitration shall be required if a third Person’s participation is essential to avoid the possibility of an inconsistent or otherwise incomplete resolution of all associated issues or controversies, and such third Person declines to participate in and be bound by the results of the arbitration.

d.             No Member, whether or not a party to such arbitration, and no arbitrator, shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties to such arbitration.

9.6.          No Liability for Certain Acts.  Each Board Member shall perform their respective duties, in good faith, in a manner such Board Member reasonably believes to be in the best interests of the Company.  A Board Member does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company.  A Board Member shall not be responsible to any Members because of a loss of their investment in the Company or a loss in the operations of the Company, unless the loss shall have been the result of the Board Member not acting in good faith as provided in this Section.  A Board Member shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.  A Board Member shall be entitled to any other protection afforded to Board Member under the Act.  A Board Member who so performs such Board Member’s duties shall not have any liability by reason of being or having been a Board Member of the Company. In performing the duties of a Board Member, a Board Member shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed below unless such Board Member has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

a.             one or more employees or other agents of the Company whom the Board Member believes in good faith to be reliable and competent in the matters presented;

b.             legal counsel, public accountants, or other Persons employed or retained by the Company as to matters that the Board Member believes in good faith to be within such Persons’ professional or expert competence; or

c.             a committee, upon which such Board Member does not serve, duly designated in accordance with the provisions of this Operating Agreement, as to matters within its designated authority, which committee the Board Member believes in good faith to merit confidence.

9.7.          No Exclusive Duty to Company.  Neither the Members nor any Board Member shall be required to act on behalf of the Company as such Persons sole and exclusive activity, and any of them may have other business interests and may engage in other activities in addition to those relating to the Company, even if such activities may be in competition with the business of the Company.  Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement or the existence of the Company, to share or participate in such other investments or activities of any Board Member regardless of whether such opportunities have been presented to the Company.

9.8.          Indemnity of Board Members.

a.             The Company agrees to indemnify, pay, protect and hold harmless Board Members from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the Board Members or the Company and all costs of investigation in connection therewith) which may be imposed on, incurred by, or asserted against the Board Members or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company or on the part of a Board Member, acting in a manner believed in good faith to be in the best interests of the Company, in connection with the formation, operation and/or management of the Company, the Company’s purchase and operation of Assets, and/or as a result of the Board Member agreeing to act as a Board Member of the Company.  If any action, suit or proceeding shall be pending or threatened against the Company or a Board Member relating to or arising out of, or alleged to relate to or arise out of, any such action or nonaction, a Board Member shall have the right to employ, at the expense of the Company, separate counsel of such Board Member’s choice in such action, suit or proceeding and the Company shall advance the reasonable out-of-pocket expenses in connection therewith.  The satisfaction of the obligations of the Company under this Section 9.8 shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof.  The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights of indemnification as provided in Sections 86.411 through 86.451 of the Act, as such may be amended from time to time.

b.             This Section shall not limit the Company’s power to pay or reimburse expenses incurred by a Board Member in connection with such Board Member’s appearance as a witness in a proceeding at a time when the Board Member has not been made a named defendant or respondent in the proceeding.

c.             Subject to approval of the Management Board, the Company may indemnify and advance expenses to an employee or agent of the Company who is not a Board Member to the same or to a greater extent as the Company may indemnify and advance expenses to a Board Member.

d.             The Company shall use its best efforts to purchase and maintain insurance on behalf of any Person who is or was a Board Member, Member, employee, fiduciary, or agent of the Company or who, while a Board Member, Member, employee, fiduciary, or agent of the Company, is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of any other foreign or domestic limited liability company or any corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section.  Any such insurance may be procured from any insurance company designated by the Board Members of the Company, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere.

e.             Any indemnification of or advance of expenses to a Board Member in accordance with this Section, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Members with or before the notice of the next Members’ meeting.

f.              Notwithstanding the termination of employment, it is recognized that disputes may arise between the Company and third parties, or between a Board Member and third parties, the resolution of which may require the cooperation of the Board Member or the Company, respectively, including, but not limited to, conferring with counsel and assisting in preparation work in litigation matters, providing factual information to the other party, and giving depositions and testimony in judicial and administrative proceedings.  Notwithstanding the termination of a Board Member’s employment, both the Company and Board Member shall cooperate and thereby act reasonably and in good faith to assist the other, without any charge or compensation, except the requesting party shall reimburse the other party for all reasonable out-of-pocket costs incurred in connection herewith.  The Board Member’s cooperation is a continuing condition to the indemnification and hold harmless provisions under this Section.

g.             Notwithstanding the provisions of the above subsections (a) through (f) of this Section 9.8, no Board Member shall be indemnified from any liability resulting from fraud, willful misconduct, gross negligence or any act or failure to act that occurred prior to the First Closing Date.

ARTICLE 10

RIGHTS AND OBLIGATIONS OF MEMBERS

10.1.        Limitation of Liability.  Each Member’s liability shall be limited as set forth in this Operating Agreement and as required by the Act or any other applicable law.  A Member will not personally be liable for any debts or losses of the Company, except as provided in the Act.

10.2.        Member Indemnity.  The Company agrees to indemnify, pay, protect and hold harmless any Member (on demand and to the satisfaction of the Member) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever in any way relating to any agreement, liability, commitment, expense or obligation of the Company which may be imposed on, incurred by, or asserted against the Member solely as a result of such Member being a Member (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the Member and all costs of investigation in connection therewith).  The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof.  The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights that may be provided in the Act.

10.3.        List of Members.  Upon written request of any Member, the Company shall provide a list showing the names, addresses and Units of the Members in the Company.

10.4.        Voting.  Subject to Section 11.2 hereof, Members shall be entitled to one vote for each Voting Unit held, on all matters reserved for their approval or consent, including but not limited to, Section 9.2 hereof.

10.5.        Additional Members.  Except as provided in Section 11.2 hereof, no Person shall be admitted to the Company as an additional Member without the unanimous consent of the Members owning collectively one hundred percent (100%) of the Voting Units.

10.6.        Meetings.  Unless otherwise prescribed by the Act, meetings of the Members may be called, for any purpose or purposes, by any one of the Members or by a Major Board Decision.

10.7.        Place of Meetings.  Meetings of the Members shall be held at the Hotel/Casino or Redeveloped Casino/Hotel (as the case may be) in Las Vegas, Nevada, unless all Members consent to a location other than as stated.

10.8.        Notice of Meetings.  Except as provided in this Operating Agreement, written notice stating the date, time, and place of the meeting, and the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

10.9.        Meeting of All Members.  If all of the Members shall meet at any time and place, including by conference telephone call, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice.

10.10.      Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless notice of the adjourned meeting is required to be given pursuant to Section 10.8 hereof.

10.11.      Quorum.  Members holding a majority of the Units, represented in person or by proxy, shall constitute a quorum at any meeting of Members.  Business may be conducted once a quorum is present.

10.12.      Voting Rights of Members.  Each Member shall be entitled to vote based on Units held.  If all or a portion of a Membership Interest is transferred to an assignee who does not become a Member, the Member from whom the Membership Interest is transferred shall no longer be entitled to vote the Units transferred nor shall the Units transferred be considered outstanding for any purpose pertaining to meetings or voting.  No withdrawn Member shall be entitled to vote nor shall such Member’s Units be considered outstanding for any purpose pertaining to meetings or voting.

10.13.      Manner of Acting.  Unless otherwise provided in the Act, the Articles of Organization, or this Operating Agreement, the affirmative vote of Members holding a majority of the Units shall be the act of the Members.

10.14.      Proxies.  At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.  Such proxy shall be filed with the Management Board before or at the time of its exercise.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

10.15.      Action by Members without a Meeting.  Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, circulated to all the Members with an explanation of the background and reasons for the proposed action, signed by that percentage or number of the Members required to take or approve the action.  Any such written consents shall be included in the Company records.  Action taken by written consent under this Section shall be effective on the date the required percentage or number of the Members have signed the consent, unless the consent specifies a different effective date.  The record date for determining Members entitled to take action without a meeting shall be the date the written consent is circulated to the Members.

10.16.      Telephonic Communication.  Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person, except where the Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.

10.17.      Waiver of Notice.  When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE 10A

REPRESENTATIONS AND WARRANTIES

10A.1.     EW Common Representations and Warranties.  EW Common hereby represents and warrants to Florida Hooters that:

a.             EW Common is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite limited liability company power and authority to enter into and carry out its obligations under this Operating Agreement.

b.             The execution, delivery, and performance of this Operating Agreement by the persons executing the same on behalf of EW Common have been duly and validly authorized (and by their execution hereof such persons individually represent and warrant that they are so authorized) and this Operating Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of EW Common, enforceable in accordance with their respective terms.

c.             Other than approvals from the Nevada Gaming Authorities, business and liquor and other privilege license holders previously disclosed to Florida Hooters, and consents that may be necessary to assign to Company any contracts, agreements, licenses, or other rights related to the operation of the Hotel/Casino as contemplated herein, no consent, license, permit, order, approval or authorization of any governmental authority or private party is required in connection with the execution, delivery and performance of this Operating Agreement by EW Common.

d.             The execution, delivery or performance of this Operating Agreement will not, with or without the giving of notice and/or the passage of time (a) violate any provision of law applicable to EW Common, the Assets or the business operated on the Real Property, of the or which would prevent the consummation of the transactions contemplated by this Operating Agreement or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any indenture, mortgage or deed of trust or any judgment, order, injunction, decree or ruling of any court or governmental authority, or any other agreement or instrument by which EW Common, the Assets or the business operated on the Real Property, are bound, or to which any of them are subject, or which would prevent the consummation of the transactions contemplated by the Agreement, or (c) result in the creation of any lien, charge or encumbrance upon any of the Assets.

10A.2.     Florida Hooters Representations and Warranties.  Florida Hooters hereby represents and warrants to EW Common that:

a.             Florida Hooters is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite limited liability company power and authority to enter into and carry out its obligations under this Operating Agreement.

b.             The execution, delivery, and performance of this Operating Agreement by the persons executing the same on behalf of Florida Hooters has been duly and validly authorized (and by their execution hereof such persons individually represent and warrant that they are so authorized) and this Operating Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Florida Hooters, enforceable in accordance with their respective terms.

c.             The execution, delivery or performance of this Operating Agreement will not, with or without the giving of notice and/or the passage of time (a) violate any provision of law applicable to Florida Hooters, of the or which would prevent the consummation of the transactions contemplated by this Operating Agreement or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any indenture, mortgage or deed of trust or any judgment, order, injunction, decree or ruling of any court or governmental authority, or any other agreement or instrument by which Florida Hooters is bound, or to which any of them are subject, or which would prevent the consummation of the transactions contemplated by the Agreement, or (c) result in the creation of any lien, charge or encumbrance upon any of the Assets.

ARTICLE 11

RESTRICTIONS ON TRANSFERABILITY

11.0.        Membership Interest cannot be transferred.  Subject to Section 11.3, Article 13 and prior Governmental or Regulatory Approval, a Member’s Membership Interest may not be pledged, transferred, assigned or otherwise transferred or conveyed to any person.

11.1.        Transfers for estate planning purposes.  Notwithstanding anything else to the contrary in this Article 11 and subject in all respects to the Governmental or Regulatory Authority, a Member may transfer all of its Membership Interest in order to effectuate reasonable estate planning purposes:

a.             to a trust of which the Member is the sole trustee for the entire life of the Member and the sole authority to vote the Units is controlled by such Member as the sole trustee for his entire life (a “Lifetime Trust”); or

b.             to a family limited partnership of which the Member is the sole general partner for his entire life and the sole authority to vote the transferred Interest is controlled by such Member as the sole general partner for his entire life (a “Family Limited Partnership”) (Provided, however, that such right to make a transfer pursuant to this Section 11.1(b) to a Lifetime Trust or Family Limited Partnership will be subject to the Management Board’s right to condition such transfer upon a review of the Lifetime Trust or Family Limited Partnership agreement by counsel for the Company and the determination of such counsel that the Lifetime Trust or Family Limited Partnership agreement satisfies the foregoing requirements.  Any subsequent amendment of the Lifetime Trust or Family Limited Partnership agreement, as the case may be, shall be deemed a new transfer.);

Any permitted transfer pursuant to this Section 11.1 shall not be effective unless and until the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such transfer and to confirm the agreement of the transferee to be bound by the provisions of this Operating Agreement and all other governing documents or instruments of the Company.  In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such transfer.

11.2.        Admission of Substitute Member.  Subject to prior Governmental or Regulatory Approval, a Member may freely transfer or assign all or any portion of its Membership Interest to other Members or Affiliates of Members.

a.             If a Member transfers or assigns some or all of its Membership Interest to a Person who is not already a Member or an Affiliate, and all of the Members approve of such proposed transfer or assignment, the transferee or assignee of the Membership Interest shall become a Substitute Member.  If all of the Members do not approve of such transfer or assignment, the transferee or assignee of the Membership Interest shall have no right to participate in the management of the business and affairs of the Company, to vote, or to be admitted as a Member, but shall only be entitled to receive the share of profits, losses and distributions, to which the transferring or assigning Member would otherwise be entitled.  As a condition to the receipt of same, the transferee or assignee may be required by the Members to pay the associated Capital Contributions to which the transferor or assignor would have been liable.

b.             With respect to all or any portion of a Membership Interest that is transferred or assigned, the Substitute Member has the rights and powers and is subject to the restrictions and liabilities that are associated with such Membership Interest which accrued prior to the date of substitution, except that the substitution of the assignee does not release the assignor from existing liability to the Company.

c.             In any event, no transfer or assignment of all or any portion of a Membership Interest in the Company (including the transfer or assignment of any right to receive or share in profits, losses, or distributions) shall be effective unless and until written notice (including the name and address of the proposed transferee or assignee, the interest to be transferred or assigned, and the date of such transfer or assignment) has been provided to the Company and the nontransferring or nonassigning Member(s).  Every Person before becoming a Substitute Member must assume this Operating Agreement, as amended from time to time, in writing.

11.3.        Right of First Refusal.  Except for transfers to other Members, to Affiliates of the transferor, or by operation of law, no Member shall transfer all or any portion of its Membership Interest unless such Member (the “Seller”) first offers to sell such Membership Interest (the “Offered Interest”) pursuant to the terms of this Section 11.3.

a.             Limitation on Transfers.  No transfer may be made under this Article 11 unless the Seller has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the day following the end of the Offer Period, as hereinafter defined.

b.             Offer Notice.  Prior to making any transfer that is subject to the terms of this Section 11.3, the Seller shall give to the Company and each Member holding Voting Units written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell the Offered Interest to the Company or to the Members holding Voting Units (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

c.             Offer Period.  The Firm Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Company’s principal place of business, on the ninetieth (90th) day following the day of the Offer Notice.

d.             Acceptance of Firm Offer.  At any time during the first thirty (30) days of the Offer Period, the Company may accept the Firm Offer as to all but not less than all of the Offered Interest by giving written notice of such acceptance to the Seller and the members.  If the Company does not accept the Firm Offer within such first thirty (30) days of the Offer Period, then within the second thirty (30) days of the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Interest, by giving written notice of such acceptance to the Seller and the Company.  Such acceptance notice shall indicate the maximum percentage of the Membership Interests that such Offeree (an “Accepting Offeree”) is willing to purchase (the “Percentage Offer”).  If Offerees do not accept the Firm Offer as to all of the Offered Interest, the Firm Offer shall be deemed to be rejected in its entirety. If Accepting Offerees in the aggregate accept the Firm Offer with respect to all of the Offered Interest, the Firm Offer shall be deemed to be accepted, and each such Accepting Offeree shall be deemed to have accepted such portion of the Offered Interest as follows:

i.              if the Percentage Offer of each Accepting Offeree is equal to, or greater than, such Accepting Offeree’s Voting Units divided by the total Voting Units held by all Members other than the Selling Member (the “Current Ownership Percentage”), each Accepting Offeree shall be deemed to have accepted such portion of the Offered Interest that corresponds to its Current Ownership Percentage;

ii.             if one or more Accepting Offerees have offered to purchase a portion of the Offered Interest that is less than its Current Ownership Percentage, first each Accepting Offeree shall be deemed to have accepted the lesser of: (a) its Percentage Offer, or (b) its Current Ownership Percentage.  Then the remainder of the Offered Interest shall be deemed accepted by each Accepting Offeree who offered to purchase a portion greater than its Current Ownership Percentage (a “Residual Accepting Offeree”), in the same proportion that such Residual Accepting Offeree’s Voting Units bears to the total Voting Units held by all Residual Accepting Offerees, until: (a) the Offered Interest has been fully accepted or (b) the Percentage Offer of a Residual Accepting Offeree has been reached.  If the Percentage Offer of a Residual Accepting Offeree has been reached before the Offered Interest has been fully accepted, such Residual Accepting Offeree shall thereafter no longer constitute a Residual Accepting Offeree, and the remaining Residual Accepting Offerees shall be deemed to accept the balance of the Offered Interest in a similar fashion until the Offered Interest has been fully accepted.

The foregoing is intended to prevent an unexpected and unintended dilution of interests when an Accepting Offeree has expressed its willingness to purchase a portion of an Offered Interest that is at least equal to its Current Ownership Percentage, and shall be interpreted consistently therewith.

e.             Closing of Purchase Pursuant to Firm Offer.  If the Firm Offer is accepted, the closing of the sale of the Offered Interest shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer.  The Seller and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the Firm Offer and this Section 11.3.

f.              Sale Pursuant to Purchase Offer If Firm Offer Rejected.  If the Firm Offer is not accepted in the manner provided herein, the Seller may sell the Offered Interest to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Operating Agreement that are applicable to sales of Membership Interests and are not expressly made inapplicable to sales occurring under this Section 11.3.  If the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to all of the conditions and restrictions of this Section 11.3.

ARTICLE 12

DISSOLUTION, TERMINATION AND UNWIND

12.1.        Dissolution.

a.             The Company shall be dissolved upon the occurrence of any of the following events (a “Dissolution Event”):

i.              by the vote or written consent of the Members owning 100% of the Voting Units; or

ii.             as required by Nev. Rev. Stat. § 86.491, or any successor statute.

The death, withdrawal or termination of any Member for any reason shall not constitute a Dissolution Event.

b.             As soon as possible following the occurrence of any Dissolution Event the appropriate representative of the Company shall make all filings and do all acts necessary to dissolve the Company.

12.2.        Distribution of Assets Upon Dissolution.  In settling accounts after dissolution, the assets of the Company shall be distributed in the following order:

a.             First, to pay those liabilities to creditors, in the order of priority as provided by law (except those to Members on account of their Capital Contributions);

b.             The balance, as set forth in Section 7.4 of this Operating Agreement.

12.3.        Winding Up.  Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the Company Assets remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member.  The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Management Board.

12.4.        Notice of Dissolution.  Within ninety (90) days of the happening of a Dissolution Event, the Management Board shall give written notice thereof to each of the Members, to the banks and other financial institutions with which the Company normally does business, and to all other parties with whom the Company regularly conducts business, and shall publish notice of dissolution in a newspaper of general circulation in each place in which the Company generally conducts business.

12.5         Unwind of Transaction.

a.             Default by Florida Hooters Prior to the Second Closing Date. On the Second Closing Date, Florida Hooters shall either (i) proceed with and cause the Company to close the Renovation Financing, or (ii) decide to not proceed with the Renovation Financing and terminate its relationship with EW Common pursuant to this Operating Agreement.  In the event that Florida Hooters chooses the option set forth in Section 12.5(a)(ii), then Florida Hooters shall forfeit all of its economic rights related to its Membership Interest in the Company, shall become a non-economic member of the Company, and shall give EW Common a proxy to vote Florida Hooters’ voting units in the Company; further, Florida Hooters’ rights to any distributions or cash flow (accumulated, current or future), including, any cash flow from the Hotel/Casino that has been swept into the Managed Account shall be forfeited by Florida Hooters; provided, however, that EW Common and Florida Hooters agree that Florida Hooters shall not, and shall not be deemed to, give up any right, title or interest in and to the $4,000,000 held in the Managed Account, less any amounts drawn from the Managed Account by the lender of the New Financing.  In furtherance of the foregoing, EW Common shall return the $4,000,000 to Florida Hooters concurrent with the occurrence of the earlier of the following events:  (y) any re-financing or repayment of the New Financing, or (z) any sale, transfer, assignment or contribution of the Assets to any other person or entity and in either such event, the $4,000,000 shall be distributed to, or paid to, Florida Hooters immediately after payment of the New Financing.  In addition, the Company shall return the Hooters License Agreement, the Lags’ Restaurants Concept Assignment and the Hooters Restaurant Consent and any other assignment or consent to use any Hooters-Brand concepts, tangible or intangible goods, to Florida Hooters, Las Vegas Wings and Lags, as the case may be, and all rights granted or assigned to the Company in connection with such instruments shall be terminated and of no further force or effect.

b.             Default by Florida Hooters after the Second Closing Date but Prior to the Third Closing Date.  In the event that on or prior to January 31, 2006, some, but not all, of the members in Florida Hooters (or any member, manager, officer, director or partner thereof) have obtained the requisite approvals (including any licenses or suitability findings) of the Nevada Gaming Authorities to own an indirect interest in the Company, as a gaming licensee, (such persons that have received such approvals, the “Licensed Members” and, such persons that have not received such approvals, the “Unlicensed Members”), then Florida Hooters agrees to take all necessary actions and prepare all necessary documentation to give such Unlicensed Member of Florida Hooters an unsecured promissory note, subject to a one (1) year maturity date without interest, in a principal amount equal to such Unlicensed Members of Florida Hooters amount of capital contribution pursuant to Section 3.3. of the Florida Hooters operating agreement if all of the interests of such Unlicensed Member of Florida Hooters have not prior thereto been purchased by the Licensed Members of Florida Hooters pursuant to Article 13 of the Florida Hooters operating agreement or otherwise or such Unlicensed Members have not prior thereto ceased to have any interest in Florida Hooters or any direct or indirect interest in the Company, so that as promptly as possible each Unlicensed Member of Florida Hooters shall cease to have any interest in Florida Hooters or any direct or indirect interest in the Company.

c.             Default by EW Common after the Second Closing Date but Prior to the Third Closing Date.

(i)            In the event that on or prior to January 31, 2006, some, but not all, of the members in EW Common (or any member, manager, officer, director or partner thereof) are Licensed Members, then EW Common agrees to take all necessary actions and prepare all necessary documentation to give any such Unlicensed Member an unsecured promissory note, subject to a one (1) year maturity date without interest, in a principal amount equal to such Unlicensed Members amount of capital contribution pursuant to the EW Common operating agreement if all of the interests of such Unlicensed Member have not prior thereto been purchased by the Licensed Members of EW Common or otherwise or such Unlicensed Members of EW Common have not prior thereto ceased to have any interest in EW Common or any direct or indirect interest in the Company, so that as promptly as possible each Unlicensed Member of EW Common shall cease to have any interest in EW Common or any direct or indirect interest in the Company.

(ii)           In the event that on or prior to January 31, 2006, EW Common fails to obtain the requisite approvals (including any licenses or suitability findings) of the Nevada Gaming Authorities to own an interest in the Company as a gaming licensee, then the EW Preferred Account shall be converted to an unsecured loan (the “EW Preferred Note Loan”) evidenced by an unsecured promissory note given by the Company in favor of E&W in a principal amount equal to the EW Preferred Account, which such loan shall accrue interest at the rate of the EW Preferred Return (which interest shall be payable by the Company in the same manner and in the same relative priority as the EW Preferred Return on the EW Preferred Account may be paid) and shall mature on the later of the following events to occur: (i) upon the occurrence of a sale of the Hotel/Casino, or (ii) the date that is 91 days after the date on which the Renovation Financing ceases to be outstanding.  The payment of all obligations in respect of the EW Preferred Note Loan shall be subordinated to the prior payment in full in cash of all obligations of the Company and its subsidiaries under the Renovation Financing.  The purpose of this subsection 12.5(c)(ii) is to ensure that as promptly as possible that if EW Common is an Unlicensed Member of the Company, EW Common shall cease to have any direct or indirect interest in the Company.

(iii)          In the event EW Common does not convey the Gaming Assets as required for the Second Capital Contribution, (i) Florida Hooters shall be entitled to seek specific performance for the Gaming Assets; or (ii) EW Common shall forego that portion of the balance of EW Preferred Account in an amount equal to the value of the Gaming Assets, deemed by this Operating Agreement to be $5,000,000.

ARTICLE 13

RECIPROCAL BUY-SELL PROVISIONS

13.1.        Election Notice.  Each Member shall have the rights of purchase and sale provided by this Article 13 to be exercised by delivering a notice (an “Election Notice”). The Member giving the Election Notice as provided herein is referred to as an “Electing Member,” and the Members receiving the Election Notice are referred to as the “Notice Members.”

13.2.        Invocation of Buy-Sell Procedure.  The Election Notice, to be valid, shall state an amount (the “Stated Amount”) to be used as the fair market value of Company assets in computing the Net Equity of each Members’ Membership Interests as set forth in Section 13.6 below.

13.3.        Effect of Election Notice.  An Election Notice shall constitute an irrevocable offer by the Electing Member either to (1) purchase all, but not less than all, of the Membership Interests of the Notice Members, or (2) sell all, but not less than all, of the Electing Member’s Membership Interest to the Notice Members.  The price at which the Membership Interest of any Member is purchased and sold under this Section 13.3 (the “Buy-Sell Price” of such interest) is the Net Equity thereof, determined as of the day that the Election Notice is sent as if the fair market value of Company assets were equal to the Stated Amount. The cost of determining Net Equity shall be borne by the Electing Member.

13.4.        Notice Member’s Election to Purchase or Sell.  For a period (the “Election Period”) ending at 11:59 P.M. (local time in Las Vegas, Nevada) on the sixtieth (60th) day following the day that the Election Notice is sent, the Notice Members shall have the right to elect to purchase (in proportion to each purchasing Member’s Units, or such other proportions as agreed among the purchasing Notice Members) all but not less than all of the Membership Interests of the Electing Member by giving notice thereof (the “Purchase Notice”) to the Electing Member, however, unless the Notice Members give the Purchase Notice, the Notice Members shall not be obligated to purchase the Electing Member’s Membership Interest.  Once the Electing Member delivers the Election Notice, the Electing Member shall be obligated to sell its Membership Interests to such Notice Members if such offer is accepted. In any other case, the Electing Member shall, if such offer is accepted by the Notice Members, be obligated to purchase the Membership Interest of the Notice Members and the Notice Members shall be obligated to sell their Membership Interest to such Electing Member.  If the Notice Members do not accept the Electing Member’s offer pursuant to this Section 13.4, then the Electing Member may, subject to Section 11.3, sell the Electing Member’s Membership Interest to a third party.

13.5.        Terms of Purchase; Closing. The closing of the purchase and sale of the selling Members’ Membership Interests shall occur on a date and time mutually agreeable to the purchasing Members, which shall not be later than 10:00 P.M. (local time at the place of the closing) on the first Business Day occurring on or after the thirtieth (30th) day following the last day of the Election Period and at such place as is mutually agreeable to the Members, or upon a failure to agree, at the Company’s principal place of business.  At the closing the purchasing Members shall pay to the selling Members, by cash or other immediately available funds, the Buy-Sell Price of such selling Members’ Membership Interest.  The selling Members shall deliver to the purchasing Members good title, free and clear of any liens, claims, encumbrances, security interests, or options (other than those granted by this Operating Agreement).  In the event that any purchasing Members shall fail to perform such Members’ obligation to purchase hereunder, the selling Members shall not be obligated to sell any portion of his interest to the purchasing Members.  At the closing the Members shall execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the transactions contemplated hereby, including, without limitation, the Transfer of the Membership Interest of the selling Members to the purchasing Members and the assumption by the purchasing Members of the selling Members’ obligations with respect to the Membership Interest. The reasonable costs of such transfer and closing, including, without limitation, attorneys’ fees and filing fees, shall be divided equally between the Members.

13.6.        Net Equity.  The “Net Equity” of a Member’s Membership Interest in the Company, as of any day, shall be the amount that would be distributed to such Member in liquidation of the Company pursuant to Article 12 hereof if (1) all of the Company assets were sold for the Stated Amount, (2) the Company paid its accrued, but unpaid, liabilities and established reserves for the payment of reasonably anticipated contingent or unknown liabilities, and (3) the Company distributed the remaining proceeds to the Members in liquidation, all as of such day.  The Net Equity of each Member’s Membership Interest in the Company shall be determined, without audit or certification, from the books and records of the Company by the accountants regularly employed by the Company. The Net Equity of a Member’s Membership Interest shall be determined within thirty (30) days of the day upon which such accountants are apprised in writing of the Stated Amount and the amount of such Net Equity shall be disclosed to the Company and each of the Members by written notice. The Net Equity determination by the accountants shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1.        Notices.  Any notice or communication required or permitted to be given by any provision of this Operating Agreement, including, but not limited to, any consents, shall be in writing and shall be deemed to have been given and received by the Person to whom directed (a) when delivered personally to such Person or to an officer or partner of the Member to which directed, (b) when transmitted by facsimile transmission, with evidence of a confirmed transmission, to the facsimile number of such Person who has notified the Company and every other Member of its facsimile number and received during Business Hours on a Business Day at the destination of such facsimile transmission, (c) the following Business Day after being otherwise transmitted by facsimile, with evidence of a confirmed transmission, to the facsimile number of such Person who has notified the Company and every other Member of its facsimile number, or (d) three (3) Business Days after being posted in the United States mails if sent by registered, express or certified mail, return receipt requested, postage and charges prepaid, or one (1) Business Day after deposited with overnight courier, return receipt requested, delivery charges prepaid, in either case addressed to the Person to which directed at the address, if any, shown on the page containing their signatures, or such other address of which such Person has notified the Company and every other Member.  If no address appears on the page containing a Member’s signature and if the Company and the Members have not been notified of any other address at which such Person shall receive notifications, then a notice delivered to the Management Board, who shall reasonably attempt to forward the notice to such Person, shall constitute sufficient notice to such Person.

14.2.        Application of Nevada Law.  This Operating Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the Act.  Clark County, Nevada shall be the exclusive venue for any action brought by any party in any way related to this Operating Agreement.

14.3.        Waiver of Action for Partition.  The Members waive their right to cause the Company’s assets to be partioned, to cause the appointment of a receiver for all or any partition of the Company’s assets, or to compel the sale of all or any portion of the assets of the Company.

14.4.        Amendments.  A proposed amendment to this Operating Agreement shall become effective at such time as it has been unanimously approved by Members owning Voting Units.

14.5.        Construction.  Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

14.6.        Headings.  The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

14.7.        Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation, except in the event of a written waiver to the contrary that specifically states that this Section 14.7 shall be inapplicable.

14.8.        Rights and Remedies Cumulative.  The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.9         Severability.  If any provision of this Operating Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the applications thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

14.10.      Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

14.11.      Creditors.  None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

14.12.      Counterparts.  This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14.13.      Further Assurances.  The Members and the Company agree that they and each of them will take whatever action or actions as are deemed by counsel to the Company to be reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Operating Agreement, and to that end, the Members and the Company agree that they will execute, acknowledge, seal, and deliver any further instruments or documents which may be necessary to give force and effect to this Operating Agreement or any of the provisions hereof, or to carry out the intent of this Operating Agreement or any of the provisions hereof.

14.14.      Entire Agreement.  This Operating Agreement, including every Appendix attached hereto, sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties, and representations among the parties hereto with respect to the Company; and except for any terms, conditions or provisions of the JVA which have not expired, there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among them other than as set forth herein.

14.15.      Time of Essence.  Time is of the essence of this Operating Agreement and all of the terms, provisions, covenants and conditions hereof.

14.16.      Legal Representation. The Members each hereby acknowledge that this is an important and binding legal document and therefore, each Member represents and warrants that each of them had the opportunity to, and did, seek independent legal counsel in connection with the negotiating and drafting of this Operating Agreement.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOLLOW]

Signature Page to Amended and Restated Operating Agreement of 155 East Tropicana, LLC

IN WITNESS WHEREOF, the Members have executed this Operating Agreement to be effective as of the date first written above.

MEMBER	EW Common, LLC, a Nevada limited liability company
	By:	Eastern & Western Hotel Corporation,
a Nevada corporation
	Its:	Member

	By:	/s/ Michael J. Hessling
	Name:	Michael J. Hessling, its Executive Vice-President
Notice Address:
115 East Tropicana Avenue
Las Vegas, Nevada 89109
Facsimile: (702) 739-7783

MEMBER	Florida Hooters LLC, a Nevada limited liability company
	By:	Hooters Gaming LLC, a Nevada limited liability company
	Its:	Member

		By:	Hooters Management Corporation, a Florida corporation
		Its:	Manager

		By:	/s/ Neil Kiefer
		Name:	Neil Kiefer, its President
Notice Address:
107 Hampton Road, Suite 200 Clearwater, Florida 33759 Facsimile: (727) 725-4717

	By:	Lags Ventures, LLC, a Nevada limited liability company
	Its:	Member

		By:	/s/ Dave Lageschulte
		Name:	Dave Lageschulte, its Sole Member

Notice Address:
4411 Cleveland Avenue Ft. Myers, Florida 33901 Facsimile: (239) 275-3493

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APPENDIX 1

TAX ACCOUNTING PROCEDURES

1.0.          References to Sections of the Code or Regulations.  References within this Appendix to sections of the Code or Regulations shall be applied by substituting for the Regulations’ terms of “partnership” and “partner” the terms “limited liability company” (or “company”) and “member,” respectively.

1.1.          Tax Definitions.  The following terms used in this Operating Agreement and Appendix shall have the following meanings:

a.             “Adjusted Capital Account Deficit” with respect to any Member means the deficit balance, if any, in such Member’s Capital Account as of the end of any Fiscal Year after giving effect to the following adjustments:  (i) credit to such Capital Account the sum of (A) any amount which such Member is obligated to restore to such Capital Account pursuant to any provision of this Operating Agreement, plus (B) an amount equal to such Member’s share of Company Minimum Gain (as defined in Section 1.2(a) hereof) and determined under Regulations Section 1.704-2(g), and such Member’s share of Member Nonrecourse Debt Minimum Gain (as defined in Section 1.2(b) hereof) and as determined under Regulations Section 1.704-2(i)(5), plus (C) any amounts which such Member is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c); and (ii) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

b.             “Asset Value”  with respect to any Company asset means:

i.              The fair market value when contributed of any asset contributed to the Company by any Member;

ii.             The fair market value of any Company asset when such asset is distributed to any Member;

iii.            The fair market value of all Assets at the time of the happening of any of the following events:  (A) the admission of a Member to, or the increase of a Membership Interest of an existing Member in, the Company in exchange for a Capital Contribution; (B) the distribution of any asset distributed by the Company to any Member as consideration for a Membership Interest in the Company; or (C) the liquidation of the Company under Regulations Section 1.704-1(b)(2)(ii)(g); or

iv.            The Basis of the asset in all other circumstances.

For purposes of this definition, fair market value shall be determined by the Management Board.

c.             “Basis” with respect to an asset means the adjusted basis from time to time of such asset for federal income tax purposes.

d.             “Capital Account” means an account maintained for each Member in accordance with Regulations Sections 1.704-1(b) and 1.704-2 and to which the following provisions apply to the extent not inconsistent with such Regulations:

i.              There shall be credited to each Member’s Capital Account: (1) such Member’s Capital Contributions; (2) such Member’s distributive share of Profits; (3) any items of income

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or gain specially allocated to such Member under this Operating Agreement; and (4) the amount of any Company liabilities (determined as provided in Code Section 752(c) and the Regulations thereunder) assumed by such Member or to which Assets distributed to such Member is subject;

ii              There shall be debited to each Member’s Capital Account (1) the amount of money and the Asset Value of any Assets distributed to such Member pursuant to this Operating Agreement; (2) such Member’s distributive share of Losses; (3) any items of expense or loss which are specially allocated to such Member under this Operating Agreement, and (4) the amount of liabilities (determined as provided in Code Section 752(c) and the Regulations thereunder) of such Member assumed by the Company (within the meaning of Code Section 704) or to which Assets contributed to the Company by such Member is subject; and

iii.            The Capital Account of any transferee Member shall include the appropriate portion of the Capital Account of the Member from whom the transferee Membership Interest was obtained.

e.             “Depreciation” for any Fiscal Year or other period means the cost recovery deduction with respect to an asset for such year or other period as determined for federal income tax purposes, provided that if the Asset Value of such asset differs from its Basis at the beginning of such year or other period, depreciation shall be determined as provided in Regulations Section 1.704-1(b)(2)(iv)(g)(3).

f.              “Profits” and “Losses” for any Fiscal Year or other period means an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) and the Regulations thereunder with the following adjustments:

i.              All items of income, gain, loss and deduction of the Company required to be stated separately shall be included in taxable income or loss;

ii.             Income of the Company exempt from federal income tax shall be treated as taxable income;

iii.            Expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such expenditures under Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from taxable income;

iv.            In the event the Asset Value of any Company asset is adjusted pursuant to Sections 1.1(b)(ii) or (iii) of this Appendix, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for the purposes of computing Profits or Losses;

v.             Gain or loss resulting from the disposition of Assets from which gain or loss is recognized for federal income tax purposes shall be determined with reference to the Asset Value of such Assets;

vi.            Depreciation shall be determined based upon Asset Value as determined under Regulations Section 1.704-1(b)(2)(iv)(g)(3) instead of as determined for federal income tax purposes; and

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vii.           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses.

viii.          Items which are specially allocated shall not be taken into account.

1.2.          Special Allocations of Profits and Losses.

a.             Minimum Gain Chargeback.  Notwithstanding any other provision of this Appendix, if there is a net decrease in Company Minimum Gain (as defined in Regulations Section 1.704-2(d)) during any Fiscal Year, then each Member shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulations Section 1.704-2(f) as is necessary to meet the requirements for a minimum gain chargeback as provided in that Regulation.

b.             Member Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Appendix, if there is a net decrease in Member Nonrecourse Debt Minimum Gain (as defined in accordance with Regulations Section 1.704-2(i)(3)) attributable to a Member Nonrecourse Debt (as defined in Regulations Section 1.704-2(b)(4)) during any Fiscal Year, any Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i)(5) shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulations Section 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Member Nonrecourse Debt Minimum Gain as is provided in that Regulation.

c.             Qualified Income Offset.  If a Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Sections 6.1, 6.2, and 6.3 of the Agreement and this Section 1.2 have been made without giving effect to this Subsection (c).

d.             Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to this Operating Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to Regulations 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in Sections 6.1, 6.2 and 6.3 of the Agreement and this Section 1.2 have been made without giving effect to Subsection 1.2(c) and this Subsection 1.2(d).

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e.             Nonrecourse Deductions.  Nonrecourse Deductions (as defined and determined in Regulations Sections 1.704-2(b) and 1.704-2(c)) for any Fiscal Year shall be allocated among the Members in proportion to their Units.

f.              Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions (as defined under Regulations Section 1.704-2(i)(2)) shall be allocated pursuant to Regulations Section 1.704-2(i)(1) to the Member who bears the economic risk of loss with respect to the “Member Nonrecourse Debt” to which it is attributable.

g.             Code Section 754 Adjustment.  To the extent that an adjustment to the Basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts as provided in Regulations Section 1.704-1(b)(2)(iv)(m), the adjustment shall be treated (if an increase) as an item of gain or (if a decrease) as an item of loss, and such gain or loss shall be allocated to the Members consistent with the allocation of the adjustment pursuant to such Regulation.

h.             Allocations Relating to Taxable Issuance of Interests. Any income, gain, loss or deduction realized by the Company as a direct or indirect result of the issuance of Units by the Company (the “Issuance Items”) shall be allocated among the Members, so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Operating Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

i.              Purpose and Application.  The purpose and the intent of the special allocations provided for in Section 6.3 of the Agreement and Sections 1.2(a) through (g) of this Appendix are to comply with the provisions of Regulations Sections 1.704-1(b) and 1.704-2, and such special allocations are to be made so as to accomplish that result.  However, to the extent possible, the Management Board, in allocating items of income, gain, loss, or deduction among the Members, shall take into account the special allocations in such a manner that the net amount of allocations to each Member shall be the same as such Member’s distributive share of Profits and Losses would have been had the events requiring the special allocations not taken place.  The Management Board shall apply the provisions of this Section in whatever order the Management Board reasonably believes will minimize the effect of the special allocations.

1.3.          General Provisions.

a.             Except as otherwise provided in this Operating Agreement, the Members’ distributive shares of all items of Company income, gain, loss, and deduction are the same as their distributive shares of Profits and Losses.

b.             The Company shall allocate Profits, Losses, and other items properly allocable to any period using any method permitted by Code Section 706 and the Regulations thereunder.

c.             To the extent permitted by Regulations Section 1.704-2(h) and Section 1.704-2(i)(6), the Company shall endeavor to avoid treating distributions as being from the proceeds of a Nonrecourse Liability (as defined in Regulations Section 1.752-1(a)(2)) or a Member Nonrecourse Debt.

d.             If there is an increase or decrease in one or more Member’s Units in the Company during a Fiscal Year, each Member’s distributive share of Profits or Losses or any item thereof for such

4

Fiscal Year shall be determined by any method prescribed by Code Section 706(d) or the Regulations thereunder that takes into account the varying Members’ Interests in the Company during such Fiscal Year.

e.             The Members agree to report their shares of income and loss for federal income tax purposes in accordance with the provisions of this Appendix.

1.4.          Code Section 704(c) Allocations.  Solely for federal income tax purposes and not with respect to determining any Member’s Capital Account, distributive shares of Profits, Losses, other items, or distributions, a Member’s distributive share of income, gain, loss, or deduction with respect to any Assets (other than money) contributed to the Company, or with respect to any Assets the Asset Value of which was determined as provided in this Operating Agreement upon the acquisition of Membership Interest in the Company by a new Member or existing Member in exchange for a Capital Contribution, shall be determined in accordance with Code Section 704(c) and the Regulations thereunder or with the principles of such provisions.

In the event the Asset Value of any Company asset is adjusted pursuant to Section 1.1(b)(iii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

1.5.          Curative Reallocations Regarding Payments to Members.  To the extent that compensation paid to any Member by the Company ultimately is not determined to be a guaranteed payment under Code Section 707(c) or a payment other than in his capacity as a Member pursuant to Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of such compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of such compensation.  If the Company’s gross income for a Fiscal Year is less than the amount of such compensation paid in such year, the Member shall be specially allocated gross income of the Company in the succeeding year or years until the total amount so allocated equals the total amount of such compensation.

1.6.          Special Basis Adjustment.  At the request of either the transferor or transferee in connection with a transfer of a Membership Interest in the Company, the Management Board may, in its sole discretion, cause the Company to make the election provided for in Code Section 754 and maintain a record of the adjustments to Basis of Assets resulting from that election.  Any such transferee shall pay all costs incurred by the Company in connection with such election and the maintenance of such records.

1.7.          Tax Matters Member.

a.             Florida Hooters is hereby designated the Tax Matters Member (as defined in Section 6231(a)(7) of the Code) on behalf of the Company.

b.             Without the unanimous consent of the Members owning one hundred percent (100%) of the Voting Units, the Tax Matters Member shall have no right to extend the statute of limitations for assessing or computing any tax liability against the Company or the amount of any Company tax item.

c.             If the Tax Matters Member elects to file a petition for readjustment of any Company tax item (in accordance with Code Section 6226(a)) such petition shall be filed in the United

5

States Tax Court unless the Members owning one hundred percent (100%) of the Voting Units unanimously agree otherwise.

d.             The Tax Matters Member shall, within ten (10) business days after receipt thereof, forward to each Member a photocopy of any correspondence relating to the Company received from the Internal Revenue Service.  The Tax Matters Member shall, within ten (10) business days thereof, advise each Member in writing of the substance of any conversation held with any representative of the Internal Revenue Service.

e.             Any reasonable costs incurred by the Tax Matters Member for retaining accountants and/or lawyers on behalf of the Company in connection with any Internal Revenue Service audit of the Company shall be expenses of the Company.  Any accountants and/or lawyers retained by the Company in connection with any Internal Revenue Service audit of the Company shall be selected by the Tax Matters Member and the fees therefor shall be expenses of the Company.

1.8.          Deemed Liquidation.  If no Dissolution Event has occurred, but the Company is deemed liquidated for federal income tax purposes within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g), the Company shall not be wound up and dissolved but its assets and liabilities shall be deemed to have been distributed to the Members and contributed to a new Company which shall operate and be governed by the terms of this Operating Agreement.

1.9           Member’s Share of Nonrecourse Liabilities.  Each Member’s share of nonrecourse liabilities of the Company shall be determined pursuant to the principles described in Regulation Section 1.752-3. Moreover, the Members agree that the Company will first allocate any excess nonrecourse liabilities (as described in Regulation Section 1.752-3(a)(3)) to a Member up to the amount of built-in gain that is allocable to that Member on Section 704(c) property (as defined under Regulation Section 1.704-3(a)(3)(ii)) or property for which reverse Section 704(c) allocations are applicable (as described in Regulation Section 1.704-3(a)(6)(i)) where such property is subject to nonrecourse liability to the extent that such built-in gain exceeds the gain described in Regulation Section 1.752-3(a)(2) with respect to such property.

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APPENDIX 2

AMENDED AND RESTATED ARTICLES OF ORGANIZATION

OF

155 EAST TROPICANA, LLC

(to be attached)

APPENDIX 3

Hooters License Agreement

(to be attached)

APPENDIX 4

Form of Interim Casino Lease

(to be attached)

APPENDIX 5

Form of Interim Hotel Lease

(to be attached)

APPENDIX 6

Lags’ Concept Restaurants Assignment

(to be attached)

APPENDIX 7

(Schedule of Contracts and Leases delivered at First Closing)

APPENDIX 8

initial Management Board

Appointed by Florida Hooters:

1.             Dave Lageschulte

2.             Gilbert DiGiannantonio

3.             William Ranieri

4.             Edward C. Droste

5.             Dennis Johnson

6.             John Blakely

Appointed by EW Common:

7.             Toyo Izumi

8.             Sukeaki Izumi

9.             Michael J. Hessling